Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

LONG-TERM CREDIT AGREEMENT

dated as of August 13, 2009

among

WHIRLPOOL CORPORATION

WHIRLPOOL EUROPE B.V.

WHIRLPOOL FINANCE B.V.

WHIRLPOOL CANADA HOLDING COMPANY

CERTAIN FINANCIAL INSTITUTIONS

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Fronting Agent

and

CITIBANK, N.A.,

as Syndication Agent

THE ROYAL BANK OF SCOTLAND PLC,

FORTIS CAPITAL CORP.

and

BANK OF AMERICA, N.A.,

as Documentation Agents

J.P. MORGAN SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Lead Arrangers and Joint Bookrunners

i

EXHIBITS

Exhibit A	–	Committed Note
Exhibit B	–	Reserved
Exhibit C	–	Reserved
Exhibit D	–	Reserved
Exhibit E	–	Assumption Agreement
Exhibit F	–	Assignment Agreement
Exhibit G	–	Compliance Certificate
Exhibit H	–	Committed Borrowing Notice
Exhibit I	–	Dollar Continuation/Conversion Notice
Exhibit J	–	Non-Dollar Continuation/Conversion Notice
Exhibit K	–	Fronted Borrowing Notice

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Eurocurrency Payment Offices of the Administrative Agent
Schedule III	–	MLA Cost
Schedules IV-A & IV-B	–	Pricing Schedule
Schedule V	–	Notices

AMENDED AND RESTATED

LONG-TERM CREDIT AGREEMENT

This Credit Agreement, dated as of August 13, 2009, is among Whirlpool Corporation, a Delaware corporation, Whirlpool Europe B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, Whirlpool Finance B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, Whirlpool Canada Holding Company, a Nova Scotia unlimited company, the other Borrowers from time to time party hereto, the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such Lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents.

W I T N E S S E T H

WHEREAS, Whirlpool, certain other borrowers, Citibank, N.A., individually and as Administrative Agent, and certain lenders named therein entered into that certain Amended and Restated Long-Term Five-Year Credit Agreement, dated as of December 1, 2005, as amended by Amendment No. 1 to the Credit Agreement dated as of February 27, 2009 (the “Existing Long-Term Credit Agreement”) and

WHEREAS, pursuant to the terms of this Credit Agreement, on the Amendment Effective Date, the Existing Long-Term Credit Agreement shall be amended and restated as hereafter set forth.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

As used in this Credit Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Credit Agreement, by which any Borrower or any Subsidiary of a Borrower (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) at least 25% (in number of votes) of the equity securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency).

“Additional Borrowing Subsidiary” means any Subsidiary of Whirlpool duly designated by Whirlpool pursuant to Section 2.09 to request Advances hereunder, which Subsidiary shall have satisfied the conditions precedent set forth in Section 5.02.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 11.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances, for the same Interest Period and includes each of a Committed Advance and a Fronted Advance.

“Affected Lender” means any Lender that (a) is a Defaulting Lender, (b) has made a public statement to the effect that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances and participations in then outstanding Letters of Credit and Fronted Loans provided that, any such Lender shall cease to be an Affected Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Affected Lender solely by virtue of the ownership or acquisition of an equity interest in such Lender or parent company thereof by a governmental authority or an instrumentality thereof or the exercise of control over such Lender or parent company by a governmental authority or an instrumentality thereof.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders hereunder (which, as of the date of this Credit Agreement, is $[            ]), as amended from time to time pursuant to the terms hereof.

“Aggregate Fronting Sublimit” means the aggregate of the Fronting Commitments of all the Fronting Lenders hereunder (which, as of the date of this Credit Agreement, is $200,000,000), as reduced from time to time pursuant to the terms hereof.

“Agreed Currency” means, subject to Section 3.04, (i) Dollars, (ii) euros, (iii) Sterling and (iv) any other currency (A) which is freely transferable and convertible into Dollars, (B) in which deposits are customarily offered to banks in the London interbank market, (C) which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and (D) which is acceptable to each Lender; provided that, for purposes of clause (iv) above, the Administrative Agent shall promptly notify each Lender of each such request and unless each Lender shall have agreed to each such request within five Business Days from the date of such notification by the Administrative Agent to such Lender, such Lender shall be deemed to have disagreed with such request.

“Alternate Base Rate” means, on any date and with respect to all Floating Rate Advances, a fluctuating rate of interest per annum equal to the sum of (a) the higher of (i) the Federal Funds Effective Rate most recently determined by the Administrative Agent plus  1/2% per annum and (ii) the Prime Rate plus (b) the Alternate Base Rate Margin for such day.

“Alternate Base Rate Margin” means (a) with respect to Advances made by Non-Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part I) and (b) with respect to Advances made by Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part II).

“Amendment Effective Date” is defined in Section 5.01.

“Article” means an article of this Credit Agreement unless another document is specifically referenced.

“Assumption Agreement” means an agreement of a Subsidiary of Whirlpool addressed to the Lenders in substantially the form of Exhibit “E” hereto pursuant to which such Subsidiary agrees to become a “Borrower” and be bound by the terms and conditions of this Credit Agreement.

“Authorized Officer” means (i) the Chairman of the Board of Whirlpool, (ii) the Executive Vice President and Chief Financial Officer of Whirlpool, (iii) the Vice President and Treasurer of Whirlpool and (iv) any other officer of Whirlpool authorized by resolution of the Board of Directors of Whirlpool to execute and deliver on behalf of Whirlpool this Credit Agreement or any other Loan Document.

“Authorized Representative” means any Authorized Officer and any other officer, employee or agent of a Borrower designated from time to time as an Authorized Representative in a written notice from any Authorized Officer to the Administrative Agent.

“Bankruptcy Code” means Title 11, United States Code, Sections 1 et seq., as the same may have been and may hereafter be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

“Borrower” means, individually, Whirlpool or any Borrowing Subsidiary, and “Borrowers” means collectively, Whirlpool and each Borrowing Subsidiary.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Subsidiary” means, individually, Whirlpool Europe, Whirlpool Finance, Whirlpool Canada or any Additional Borrowing Subsidiary, and “Borrowing Subsidiaries” means, collectively, Whirlpool Europe, Whirlpool Finance, Whirlpool Canada and each Additional Borrowing Subsidiary.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Committed Advances and to any conversion of another Type of Advance into a Eurocurrency Committed Advance, a day other than Saturday or Sunday on which banks are open for business in New York City, on which dealings in Dollars are carried on in the London interbank market and, where funds are to be paid or made available in a currency other than Dollars, on which commercial banks are open for domestic and international business (including dealings in deposits in such currency) in both London and the place where such funds are to be paid or made available, (ii) with respect to any borrowing, payment or rate selection of Fronted Advances, a day other than Saturday or Sunday on which banks are open for business in London and (a) where funds are to be paid or made available in an Agreed Currency other than euros, a day on which commercial banks are open for domestic and international business (including dealings in deposits in such Agreed Currency) in the principal financial center of the country of such Agreed Currency and (b) where funds are to be paid or made available in euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is open for business and (iii) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in New York City.

“Capitalized Lease” means any lease in which the obligation for rentals with respect thereto is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, (i) for each Lender, the obligation of such Lender (a) to make Loans to the Borrowers under this Credit Agreement, (b) to purchase Participation Interests in Letters of Credit in accordance with Section 2.04(c), or (c) to purchase Participation Interests in Fronted Advances in accordance with Section 2.06(f), in each case not exceeding the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit “F” hereto received by the Administrative

Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement and (ii) with respect to each Issuing Lender, the LOC Commitment. On the Amendment Effective Date, the maximum Commitment of each Non-Extending Lender shall be the amount set forth under “Unextended Commitment” on Schedule I hereto. On the Amendment Effective Date, the maximum Commitment of each Extending Lender shall be the amount set forth under “Extended Commitment” on Schedule I hereto.

“Committed Advance” means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the Lenders to the applicable Borrower at the same time, of the same Type and, in the case of Eurocurrency Rate Advances, for the same Interest Period.

“Committed Borrowing Notice” is defined in Section 2.03(e).

“Committed Loan” means a Loan made by a Lender pursuant to Section 2.03.

“Consolidated EBITDA” means, for any period, the consolidated net income of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles) plus (i) an amount, which in the determination of such net income has been deducted for (a) Consolidated Interest Expense for such period, (b) taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries for such period, (c) without duplication, identifiable and verifiable non-recurring cash restructuring charges in an amount not to exceed $100,000,000 in any twelve month period, and non-cash, non-recurring pre-tax charges taken by Whirlpool during such period, (d) depreciation and amortization expense for such period, and (e) non-cash charges and expenses and fees related to class action lawsuits, product recalls, regulatory proceedings and governmental investigations, plus (or minus) (ii) to the extent included in the determination of such net income (x) losses (or income) from discontinued operations for such period and (y) losses (or gains) from the effects of accounting changes during such period, and minus (iii) to the extent not deducted in the determination of such net income, cash charges and expenses and fees related to class action lawsuits, product recalls, regulatory proceedings and governmental investigations.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with generally accepted accounting principles).

“Consolidated Subsidiary” means, at any date as of which the same is to be determined, any Subsidiary the accounts of which would be consolidated with those of Whirlpool in its consolidated financial statements if such statements were prepared as of such date in accordance with generally accepted accounting principles.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Whirlpool or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” means this Amended and Restated Long-Term Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Default” means an event described in Article 8.

“Defaulted Loan” means, with respect to any Lender at any time, the portion of any Loan required to be made by such Lender to a Borrower pursuant to Article 2 at or prior to such time which has not been made by such Lender as of such time. In the event that a portion of a Defaulted Loan shall be deemed made pursuant to Section 2.11(a), the remaining portion of such Defaulted Loan shall be considered a Defaulted Loan originally required to be made pursuant to Section 2.03 on the date of set off by the Borrower of the Defaulted Loan so deemed made in part.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Advances or participations in Letters of Credit or Fronted Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Lenders, the Fronting Lenders or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid or funded by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute.

“Documentation Agent” means any of The Royal Bank of Scotland plc, Fortis Capital Corp. or Bank of America, N.A., in each case, so long as it is a Lender under this Credit Agreement.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount of Dollars if such currency is any currency other than Dollars, calculated at approximately 11:00 a.m. (London Time) as set forth on the applicable Reuters Screen on the date of determination; provided that if more than one rate is listed then the applicable conversion rate shall be the arithmetic average of such rates. If for any reason such conversion rates are not available, the Dollar Amount shall be calculated using the arithmetic average of the spot buying rates for such currency in Dollars as quoted to the Administrative Agent or the Fronting Agent by three foreign exchange dealers of recognized standing in the United States selected by the Administrative Agent or the Fronting Agent at approximately 11:00 a.m. (London time) on any date of determination. The Dollar Amount of each Advance shall be established two Business Days prior to the first day of each Interest Period with respect thereto.

“Dollar Continuation/Conversion Notice” is defined in Section 2.03(f).

“Dollars” and “$” each mean lawful money of the United States of America.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules an regulations promulgated thereunder.

“Dutch Borrower” means each Borrower that is incorporated, established or organized under the laws of The Netherlands.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“euro” means the common currency of participating members of the European Community.

“Eurocurrency Base Rate” means, (i) with respect to a Eurocurrency Committed Advance or a Eurocurrency Committed Loan, denominated in a particular Agreed Currency (pursuant to Sections 2.01) for the relevant Interest Period: (1) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in such Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (2) if the rate referenced in the preceding clause (1) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in such Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (3) if the rates referenced in the preceding clauses (1) and (2) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next  1/100th of 1%) at which deposits in such Agreed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by JPMCB and with a term equivalent to such

Interest Period would be offered by JPMCB’s London Branch to major banks in the offshore Agreed Currency market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period and (ii) with respect to a Fronted Advance or a Fronted Loan, the rate per annum determined by the Fronting Agent as the rate of interest (rounded upward to the next  1/100th of 1%) at which deposits in such Agreed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the offshore Agreed Currency market at their request at approximately 11:00 A.M. (London time) on the first day of such Interest Period. The Eurocurrency Base Rate shall be rounded upward to the next  1/100 of 1%.

“Eurocurrency Committed Advance” means an Advance which bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Section 2.03.

“Eurocurrency Committed Loan” means a Loan which bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Section 2.03.

“Eurocurrency Loan” means a Eurocurrency Committed Loan or a Fronted Loan, as applicable.

“Eurocurrency Margin” means (a) with respect to Advances made by Non-Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part I) and (b) with respect to Advances made by Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part II).

“Eurocurrency Payment Office” means (i) with respect to the Administrative Agent for each of the Agreed Currencies (a) the office, branch or affiliate of the Administrative Agent specified as its “Eurocurrency Payment Office” for such currency in Schedule II hereto or (b) such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to each Borrower and each Lender as its Eurocurrency Payment Office for such currency and (ii) with respect to the Fronting Agent for each of the Agreed Currencies (a) the office, branch or affiliate of the Fronting Agent specified as its “Eurocurrency Payment Office” for such currency in Schedule II hereto or (b) such other office, branch, affiliate or correspondent bank of the Fronting Agent as it may from time to time specify to each Borrower and each Lender as its Eurocurrency Payment Office for such currency.

“Eurocurrency Rate” means, (i) with respect to a Eurocurrency Committed Advance or a Eurocurrency Committed Loan for each day during the relevant Interest Period, the sum of (a) the Eurocurrency Base Rate applicable to such Interest Period plus (b) the Eurocurrency Margin for such day plus (c) the applicable MLA Cost and (ii) with respect to a Fronted Advance or a Fronted Loan for each day during the relevant Interest Period, the sum of (a) the Eurocurrency Base Rate applicable to such Interest Period plus (b) the Eurocurrency Margin for such day plus (c) the applicable MLA Cost.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan which bears interest at the Eurocurrency Rate.

“European Community” means the European countries that are signatories to the Treaty on European Union.

“Existing Long-Term Credit Agreement” is defined in the preamble to this Credit Agreement.

“Existing Termination Date” means, with respect to the Non-Extending Lenders and their respective Commitments, the earlier of (i) December 1, 2010 and (ii) the date on which the Commitments terminate pursuant to the terms of this Credit Agreement.

“Extending Lender” means each Lender that, as of the Amendment Effective Date or in accordance with Section 2.11, has agreed to extend its Commitment to the Extension Termination Date and Banco Santander, Wells Fargo, N.A. and Deutsche Bank AG New York Branch.

“Extension Termination Date” means, with respect to the Extending Lenders and their respective Commitments, the earlier of (a) the third anniversary of the Amendment Effective Date and (b) the date on which the Commitments terminate pursuant to the terms of this Agreement.

“Facility Office” means the Lending Installation notified by a party to the Credit Agreement to the Administrative Agent or the Fronting Agent in writing on or before the date it becomes a party the Credit Agreement (or, following that date, by not less than five Business Days’ written notice) as the Lending Installation through which it perform its obligations under this Agreement.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum (rounded upwards to the nearest  1/100%) equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (ii) if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Floating Rate Advance” means an Advance which bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan which bears interest at the Alternate Base Rate.

“Foreign Borrower” is defined in Section 10.11(b).

“Foreign Subsidiary” means a Subsidiary of Whirlpool that is organized and domiciled (and the majority of whose assets are located) outside of the United States of America.

“Fronted Advance” means a borrowing hereunder consisting of the aggregate amount of the several Fronted Loans made by the Fronting Lenders to Whirlpool or Whirlpool Finance, as applicable, at the same time, of the same Type and for the same Interest Period.

“Fronted Loan” means a Loan made by a Lender pursuant to Section 2.06.

“Fronting Agent” means JPMorgan Chase Bank, N.A., in its capacity as fronting agent for the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Fronting Agent appointed pursuant to Article 11.

“Fronted Borrowing Notice” is defined in Section 2.06(e).

“Fronting Commitment” means, for each Fronting Lender, the obligation of such Lender to make Fronting Loans to Whirlpool and Whirlpool Finance not exceeding the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit “F” hereto received by the Administrative Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement.

“Fronting Lender” means each Lender that has a Fronting Commitment.

“Government Acts” is defined in Section 2.04(i)(i).

“Guaranteed Obligations” is defined in Section 4.01.

“Guaranty” of any Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any letter of credit (or similar instrument), but shall exclude endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” means, without duplication, with respect to each Borrower and each Subsidiary of a Borrower, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of any of its Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from any Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations under Capitalized Leases which would be shown as a liability on a balance sheet of such Person, (vi) net liabilities under any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuation of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions (including any cancellation, buy back, reversal, termination or assignment thereof), and (vii) Indebtedness of another Person for which such Person is obligated pursuant to a Guaranty.

“Initial Termination Date” means, with respect to the Non-Extending Lenders and their respective Commitments, the earlier of (a) December 1, 2010 and (ii) the date on which the Commitments terminate pursuant to the terms of this Agreement.

“Interest Coverage Ratio” means, as of any date of calculation thereof, the ratio of (i) Consolidated EBITDA for the twelve month period ending on such date to (ii) Consolidated Interest Expense for the twelve month period ending on such date.

“Interest Period” means, (i) with respect to a Eurocurrency Committed Advance or a Eurocurrency Committed Loan, a period of one week or one, two, three or six months commencing on a Business Day selected by a Borrower pursuant to this Credit Agreement and (ii) with respect to a Fronted Advance or a Fronted Loan, a period of one to seven days commencing on a Business Day selected by Whirlpool or Whirlpool Finance, as applicable, pursuant to Section 2.06(e) this Credit Agreement. Except with respect to Fronted Advances and Fronted Loans, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date of commencement one, two, three or six months thereafter, but in no event later than the Extension Termination Date; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. With respect to Fronted Advances and Fronted Loans, such Interest Period shall end on a day that is the selected number of days from the beginning of such Interest Period, but in no event later than the scheduled Extension Termination Date. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, except with respect to Fronted Advances and Fronted Loans, if said next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

“Issuing Lender” means any of JPMCB, Wells Fargo, N.A. and any other Lender approved by Whirlpool (and consented to by such Lender).

“JPMCB” means JPMorgan Chase Bank, N.A., and its successors.

“Lenders” means each Extending Lender, each Non-Extending Lender, each commercial bank that shall become a party hereto pursuant to Section 2.03(c)(iii), each Issuing Lender and each Person that shall become a party hereto pursuant to Section 13.01.

“Lending Installation” means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent or the Fronting Agent.

“Letter of Credit” means any letter of credit issued by an Issuing Lender for the account of the Borrower in accordance with Section 2.04.

“Leverage Ratio” means, as of any date of calculation thereof, the ratio of (i) consolidated Indebtedness of Whirlpool and its Consolidated Subsidiaries on such date to (ii) Consolidated EBITDA for the twelve month period ending on such date; provided, that for purposes of calculating the Leverage Ratio, (a) Indebtedness shall be determined by allowing clause (vi) to be either positive or negative, determined by reference to the aggregate position of Whirlpool and its Subsidiaries in respect of all such agreements, devices or arrangements referred to in such clause and (b) there shall be excluded from clause (vi) of the definition of “Indebtedness” an amount (whether positive or negative) of not more than $200,000,000.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion, if any, of any Advance.

“Loan Documents” means this Credit Agreement, each Note, the LOC Documents and the Assumption Agreements.

“LOC Commitment” means, for each Issuing Lender, the commitment of such Lender to issue Letters of Credit not exceeding the amount set forth on Schedule I hereto, provided that the aggregate face amount of all such issuances at any time outstanding (together with the amounts of any unreimbursed drawings thereon) shall not exceed the LOC Committed Amount.

“LOC Committed Amount” means $200,000,000, as it may be reduced from time to time pursuant to the terms hereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations. The term “LOC Documents” shall not include any underlying agreements between the account party and the beneficiary of a Letter of Credit.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the applicable Issuing Lender but not theretofore reimbursed by the applicable Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of Whirlpool and its Subsidiaries taken as a whole, (ii) the ability of any Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Subsidiary” means a Subsidiary of Whirlpool that would constitute a “Significant Subsidiary” under and as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

“MLA Cost” means an addition to the interest rate on any Loan made by any Lender to compensate such Lender for the cost imputed to the Lender resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 (the “Act”) and/or by the Bank of England and/or the Financial Services Authority (“FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing cash ratio deposits or special deposits (whether interest bearing or not) with the Bank of England and/or fees to the FSA calculated by reference to liabilities used to fund the Loans, expressed as a rate per annum and determined in accordance with Schedule III.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Borrower or other member of the Controlled Group is a party and to which more than one employer is obligated to make contributions.

“Non-Dollar Continuation/Conversion Notice” is defined in Section 2.03(g).

“Non-Extending Lender” means each Lender that is not an Extending Lender.

“Non-Recourse Obligations” of a Person means Indebtedness of such Person (i) incurred to finance the acquisition of property which property is subject to a Lien securing such Indebtedness and generates rentals or other payments sufficient to pay the entire principal of and interest on such Indebtedness on or before the date or dates for payment thereof, (ii) which does not constitute a general obligation of such Person but is repayable solely out of the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property because the holder of such Indebtedness (hereinafter called the “Holder”) shall have agreed in writing at or prior to the time such Indebtedness is incurred that (A) such Person shall not have any personal liability whatsoever (other than for (I) rentals or other sums received by such Person which are subject to the Lien securing such Indebtedness, (II) any other rights assigned to the Holder, (III) the proceeds from any sale or other disposition of the property subject to the Lien securing such Indebtedness and (IV) breach by such Person of any customary representation or warranty (such as a warranty as to ownership of property or a warranty of quiet enjoyment)), either in its capacity as the owner of the property or in any other capacity, to the Holder for any amounts payable with respect to such Indebtedness and that such Indebtedness does not constitute a general obligation of such Person, (B) the Holder shall look for repayment of such Indebtedness and the payment of interest thereon and all other payments with respect to such Indebtedness solely to the rentals or other sums payable with respect to the property subject to the Lien securing such Indebtedness and the proceeds from the sale of such property, and (iii) to the extent the Holder may legally do so, the Holder waives any and all rights it may have to make the election provided under 11 U.S.C. 1111(b)(l)(A) or any other similar or successor provisions against such Person.

“Note” means a promissory note in substantially the form of Exhibit “A” hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the applicable Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and the Notes, all LOC Obligations, all accrued and unpaid fees, all obligations of Whirlpool under Article 4 and all other reimbursements, indemnities or other obligations of the Borrowers to any Lender (including any Issuing Lender), the Administrative Agent or the Fronting Agent arising under the Loan Documents.

“Off-Balance Sheet Obligations” means, with respect to each Borrower and each Subsidiary of a Borrower, (i) the principal portion of such Person’s obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (ii) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person.

“Original Borrowers” is defined in Section 5.01.

“Participant” is defined in Section 13.02.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relation to Economic and Monetary Union.

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.04(c) or in Fronted Advances as provided in Section 2.06(f).

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower or any other member of the Controlled Group may have any liability.

“Pricing Schedule” means Schedule IV-Part I and Schedule IV-Part II attached hereto.

“Prime Rate” means the per annum rate of interest established from time to time by JPMCB as its “Base Rate.” Such rate is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMCB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Property” of a Person means any and all property and assets, whether real, personal, tangible, intangible, or mixed, of such Person.

“Purchaser” is defined in Section 13.03.

“Purchasing Lender” is defined in Section 2.06(f).

“Ratable Share” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.11 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Reference Banks” means in relation to MLA Cost, the principal London offices of JPMorgan Chase Bank, N.A., Citibank, N.A. and The Royal Bank of Scotland plc or such other banks as may be appointed by the Administrative Agent or the Fronting Agent as the case may be.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the obtaining of credit for the purpose of purchasing or carrying margin stock from (among others) member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances and Participation Interests in LOC Obligations and Fronted Advances.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal, special, emergency and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Committed Loans or Fronted Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Administrative Agent to United States residents). The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the applicable reserve requirement for all Interest Periods beginning on or after such date.

“Section” means a numbered Section of this Credit Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by Whirlpool or any member of the Controlled Group for employees of Whirlpool or any member of the Controlled Group.

“Sterling” means the lawful money of the United Kingdom.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be, directly or indirectly, so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Whirlpool.

“Substantial Portion” means, with respect to the Property of Whirlpool and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of Whirlpool and its Subsidiaries as would be shown in the consolidated financial statements of Whirlpool and its Subsidiaries as at the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 7.01 or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Whirlpool and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Syndication Agent” means Citibank, N.A., so long as it is a Lender under this Credit Agreement.

“Taxes” is defined in Section 3.01(a).

“Termination Date” means the Initial Termination Date or the Extension Termination Date, as applicable.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, with respect to any Loan or Advance, its nature as a Floating Rate Advance or Loan, Eurocurrency Committed Advance or Loan or Fronted Advance or Loan.

“Unfunded Vested Liabilities” means the amount (if any) by which the present value of all currently accrued, vested and nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all assets of such Plan allocable to such benefits, all determined on an ongoing Plan basis as set forth in the then most recent actuarial valuation for each such Plan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unused Commitment Fee Rate” means (a) with respect to Commitments of the Non-Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part I) and (b) with respect to Commitments of the Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part II).

“Utilization Fee Rate” means (a) with respect to Advances made by Non-Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part I) and (b) with respect to Advances made by Extending Lenders, a rate per annum determined in accordance with the Pricing Schedule (Part II).

“Whirlpool” means Whirlpool Corporation, a Delaware corporation, and its successors and assigns.

“Whirlpool Canada” means Whirlpool Canada Holding Company, unlimited company amalgated under the laws of the Province of Nova Scotia, Canada, and its successors and assigns.

“Whirlpool Europe” means Whirlpool Europe B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, and its successors and assigns.

“Whirlpool Finance” means Whirlpool Finance B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands, and its successors and assigns.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Section 1.02. Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States of America. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01; provided, however, if (a) Whirlpool shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in generally accepted accounting principles or the rules promulgated with respect thereto or (b) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in generally accepted accounting principles affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Whirlpool to the Lenders as to which no such objection shall have been made.

ARTICLE 2

THE FACILITY

Section 2.01. Description of Facility.

Upon the terms and subject to the conditions set forth in this Credit Agreement, the Lenders hereby grant to the Borrowers a revolving credit facility pursuant to which:

(i) each Lender severally agrees to make Committed Loans in Agreed Currencies to each of the Borrowers in accordance with Section 2.03;

(ii) each Issuing Lender agrees to issue Letters of Credit in Agreed Currencies for the account of each of the Borrowers in accordance with Section 2.04; and

(iiii) the Fronting Lenders agree to make Fronted Loans in Agreed Currencies for the account of Whirlpool and Whirlpool Finance in accordance with Section 2.06;

provided that (A) Floating Rate Loans may only be denominated in Dollars, (B) after giving effect to each Advance or Letter of Credit, the outstanding Advances or Letters of Credit shall be denominated in no more than five Agreed Currencies (including Dollars), (C) in no event may the Dollar Amount of the aggregate principal amount of all outstanding Fronted Advances exceed the Aggregate Fronting Sublimit, (D) in no event may the Dollar Amount of the aggregate principal amount of all outstanding Advances plus the outstanding LOC Obligations exceed the Aggregate Commitment and (E) in no event may the Dollar Amount of the aggregate principal amount of all outstanding Committed Advances made by a Lender plus such Lender’s ratable share of the outstanding LOC Obligations plus such Lender’s participation interests in the outstanding Fronted Loans exceed such Lender’s Commitment.

Section 2.02. Availability of Facility; Required Payments.

Subject to all of the terms and conditions of this Credit Agreement, each Borrower may borrow, repay, reborrow and, subject to Section 2.04(a), request Letters of Credit at any time prior to the Extension Termination Date. The Commitments to lend and issue and participate in Letters of Credit hereunder of each Non-Extending Lender shall expire on the Initial Termination Date and the Commitments to lend and issue and participate in Letters of Credit hereunder of each Extending Lender shall expire on the Extension Termination Date. Each applicable Borrower promises to pay its outstanding Advances and its other unpaid Obligations owing to the Non-Extending Lenders in full on the Initial Termination Date and to pay its outstanding Advances and its other unpaid Obligations owing to the Extending Lenders in full on the Extension Termination Date.

Section 2.03. Committed Advances.

(a) Committed Advances. Each Non-Extending Lender severally agrees, on the terms and conditions set forth in this Credit Agreement and notwithstanding the amount of Fronted Loans made by such Lender, to make Committed Loans to the Borrowers from time to time, from and including the Amendment Effective Date and prior to the Initial Termination Date, in amounts the Dollar Amount of which shall not exceed in the aggregate at any one time outstanding the amount equal to the excess of (i) its Commitment over (ii) its Participation Interests. Each Extending Lender severally agrees, on the terms and conditions set forth in this Credit Agreement and notwithstanding the amount of Fronted Loans made by such Lender, to make Committed Loans to the Borrowers from time to time, from and including the Amendment Effective Date and prior to the Extension Termination Date, in amounts the Dollar Amount of which shall not exceed in the aggregate at any one time outstanding the amount equal to the excess of (i) its Commitment over (ii) its Participation Interests. Each Committed Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Committed Advances shall be repaid as provided by the terms of Sections 2.02 and 2.03(g).

(b) Types of Committed Advances. The Committed Advances may be Floating Rate Advances or Eurocurrency Committed Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.03(e), 2.03(f) and 2.03(g).

(c) Reductions or Increases in Aggregate Commitment. (i) Ratable Reductions. Whirlpool may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $25,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the aggregate principal amount of the outstanding Advances plus the outstanding LOC Obligations.

(ii) Non-Ratable Reduction. As long as no Default or Unmatured Default exists at the time of such request and at the time of reduction, Whirlpool shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitment. Such termination shall be effective, (x) with respect to such Lender’s unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of a Base Rate Advance, on the date set forth in such notice and, in the case of a Eurodollar Rate Advance, on the last day of the then current Interest Period relating to such Advance. Upon termination of a Lender’s Commitment under this Section 2.03(c), the Borrowers will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued Commitment Fees or Letter of Credit issuance fees payable to such Lender pursuant to the provisions of Section 2.07, and all other amounts payable to such Lender hereunder (including, but not limited to, any indemnification for Taxes under Section 3.01 and any increased costs or other amounts owing under Section 3.02 or 3.03); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 3.01, 3.02, 3.03, and 10.06, and its obligations under Section 11.08 shall survive such release and discharge as to matters occurring prior to such date. Subject to Section 2.03(c)(iii), the aggregate amount of the Commitment of the Lenders once reduced pursuant to this Section 2.03(c)(ii) may not be reinstated.

(iii) Increase. Whirlpool may request at any time and from time to time that the Aggregate Commitment be increased up to a maximum amount of $200,000,000; provided that (i) no increase in the Aggregate Commitment shall be made at a time when a Default or Unmatured Default shall have occurred and be continuing or would result from the requested increase, (ii) no increase in the Aggregate Commitment shall be made at any time after the Aggregate Commitment has been terminated or reduced in accordance with Section 2.03(c)(i), (iii) each partial increase shall be made in an aggregate amount at least equal to $10,000,000 and in integral multiples of $5,000,000 above such amount, (iv) Whirlpool shall have delivered to the Administrative Agent certified resolutions of the Board of Directors of Whirlpool authorizing such increase and borrowings in connection therewith and (v) all of the representations and warranties set forth in Article 6 (except for those contained in Sections 6.04, 6.05 and 6.07) shall be true and correct in all material respects as of the date of such request and as of the effective date of such increase. Any Lender may refuse to participate in any proposed increase in the Aggregate Commitment, and failure to respond to any request to participate in an increase in the Aggregate Commitments shall be deemed to constitute a refusal to so participate. In the event of such a requested increase in the Commitment, Whirlpool shall consult with the Administrative Agent as to the number, identity and requested Commitments of Extending Lenders and additional financial institutions that the Administrative Agent may invite to participate in the aggregate Commitment. The Administrative Agent will not unreasonably refuse to so invite a commercial bank organized, identified and requested by Whirlpool, that has capital and surplus reasonably satisfactory to the Administrative Agent in light of the Commitment which such commercial bank would assume hereunder; provided that each such assuming commercial bank shall, upon becoming a party to this Agreement, become an Extending Lender. The Administrative Agent shall promptly notify Whirlpool and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this Section and of the respective adjusted Commitment and Ratable Share of each Lender after giving effect thereto. Each Borrower acknowledges that, in order to maintain Advances in accordance with the Ratable Share of each Lender, a non-pro-rata increase in the aggregate Commitment may require prepayment or funding of all or portions of certain Loans on the date of such increase (and any such prepayment or funding shall be subject to the other provisions of this Credit Agreement).

(d) Minimum Amount of Each Committed Advance. Each Committed Advance made or continued hereunder shall be in the minimum Dollar Amount of $5,000,000 or a higher integral multiple of $1,000,000; provided, however, that any Floating Rate Advance may be in the aggregate amount of the unused Aggregate Commitment.

(e) Method of Selecting Types and Interest Periods for New Committed Advances. Subject to all of the terms and conditions of this Credit Agreement, each Borrower shall select the Type of Advance and, in the case of each Eurocurrency Committed Advance, the Interest Period applicable thereto, for each Committed Advance from time to time made to it. A Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit “H” hereto (a “Committed Borrowing Notice”) not later than 11:30 a.m. (New York City time) on the Borrowing Date of each Floating Rate Advance, three Business Days before the Borrowing Date for each Eurocurrency Committed Advance denominated in Dollars, and five Business Days before the Borrowing Date for each Eurocurrency Committed Advance denominated in an Agreed Currency other than Dollars. A Committed Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:

(i) the Borrower to which such Committed Advance is to be made;

(ii) the Borrowing Date, which shall be a Business Day, of such Committed Advance;

(iii) the Type of Committed Advance selected;

(iv) in the case of each Eurocurrency Committed Advance, the Agreed Currency of such Committed Advance;

(v) the aggregate amount of such Committed Advance;

(vi) in the case of each Eurocurrency Committed Advance, the Interest Period applicable thereto; and

(vii) the account information for the account of the Borrower that shall be credited with the proceeds of such Committed Advance.

(f) Continuation and Conversion of Dollar-Denominated Committed Advances. Subject to all of the terms and conditions of this Credit Agreement, each Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is paid or converted into one or more Dollar-denominated Eurocurrency Committed Advances. Subject to all of the terms and conditions of this Credit Agreement, each Eurocurrency Committed Advance denominated in Dollars shall continue as a Dollar-denominated Eurocurrency Committed Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Committed Advance shall be automatically converted into a Floating Rate Advance (x) unless such Eurocurrency Committed Advance is paid by the applicable Borrower or the applicable Borrower shall have given the Administrative Agent an irrevocable notice substantially in the form of Exhibit “I” hereto (a “Dollar Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Eurocurrency Committed Advance continue as a Dollar-denominated Eurocurrency Committed Advance for the same or another specified Interest Period, be converted into one or more new Dollar-denominated Eurocurrency Committed Advances each having a specified new Interest Period or be converted into a Floating Rate Advance or (y) if any Event of Default shall have occurred and be continuing. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, each Borrower may elect from time to time to convert all or any part (subject to Section 2.03(d)) of a Dollar-denominated Committed Advance of any Type made to it into the other Type of Dollar-denominated Committed Advance; provided that any conversion of a Eurocurrency Committed Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent a Dollar Continuation/Conversion Notice with respect to each continuation or conversion of a Dollar-denominated Committed Advance not later than 11:30 A.M. (New York City time) at least three Business Days prior to the date of the requested continuation or conversion, specifying in accordance with all of the terms and conditions of this Credit Agreement:

(i) the requested date, which shall be a Business Day, of such continuation or conversion;

(ii) the aggregate amount and Type of the Committed Advance which is to be continued or converted;

(iii) the amount and Type(s) of the Dollar-denominated Committed Advance(s) into which such Committed Advance is to be continued or converted; and

(iv) in the case of each continuation of or conversion into a Dollar-denominated Eurocurrency Committed Advance, the Interest Period applicable thereto (provided that if no Interest Period is specified, the applicable Borrower shall be deemed to have requested an Interest Period of one month).

(g) Payment or Continuation and Conversion of Non-Dollar Denominated Committed Advances. Subject to all of the terms and conditions of this Credit Agreement, each Eurocurrency Committed Advance denominated in an Agreed Currency other than Dollars shall continue as a Eurocurrency Committed Advance denominated in the same currency until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Committed Advance shall mature and be payable by the applicable Borrower on the last day of the applicable Interest Period unless the applicable Borrower shall have given the Administrative Agent an irrevocable notice substantially in the form of Exhibit “J” hereto (a “Non-Dollar Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Eurocurrency Committed Advance either continue as a Eurocurrency Committed Advance denominated in the same currency for the same or another specified Interest Period or be converted into one or more new Eurocurrency Committed Advances each denominated in the same currency as that of the converted Eurocurrency Committed Advance and having a specified new Interest Period; provided that if after giving effect to any such conversion or continuation, the aggregate Dollar

Amount of the principal amount of all Advances plus the outstanding LOC Obligations would exceed the Aggregate Commitment, such Borrower shall prepay an aggregate principal amount of such Eurocurrency Committed Advance on the last day of the Interest Period then ending such that the Dollar Amount of the aggregate principal amount of all outstanding Advances plus the outstanding LOC Obligations does not exceed the Aggregate Commitment. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, each Borrower may elect from time to time to convert all or any part (subject to Section 2.03(d)) of a Eurocurrency Committed Advance denominated in an Agreed Currency other than Dollars made to it into any other Eurocurrency Committed Advance(s) denominated in the same currency as the converted Eurocurrency Committed Advance; provided that any such conversion shall be made on, and only on, the last day of the Interest Period applicable to the converted Eurocurrency Committed Advance. The applicable Borrower shall give the Administrative Agent a Non-Dollar Continuation/Conversion Notice with respect to each continuation or conversion of a Eurocurrency Committed Advance denominated in an Agreed Currency other than Dollars not later than 11:30 A.M. (New York City time) at least five Business Days prior to the date of the requested continuation or conversion specifying in accordance with all of the terms and conditions of this Credit Agreement:

(i) the requested date, which shall be a Business Day, of such continuation or conversion;

(ii) the aggregate amount and Agreed Currency of the Eurocurrency Committed Advance which is to be continued or converted;

(iii) the amount(s) of the Eurocurrency Committed Advance(s) into which such Eurocurrency Committed Advance is to be continued or converted; and

(iv) the Interest Period applicable to each new Eurocurrency Committed Advance (provided that if no Interest Period is specified or if an Event of Default has occurred and is continuing, the applicable Borrower shall be deemed to have requested an Interest Period of one month).

(h) Notice to Lenders. The Administrative Agent shall give prompt notice to each Lender of each Dollar Continuation/Conversion Notice and each Non-Dollar Continuation/Conversion Notice received by it.

Section 2.04. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein and upon the agreements of the other Lenders set forth in this Section 2.04, each Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by such Issuing Lender of, standby Letters of Credit in Agreed Currencies from time to time from the Amendment Effective Date until the date thirty days prior to the Extension Termination Date as any Borrower may request, in a form acceptable to such Issuing Lender; provided, however, that (i) the Dollar Amount of the LOC Obligations outstanding shall not at any time exceed the LOC Committed Amount, (ii) the Dollar Amount of the principal amount of all Advances plus the outstanding LOC Obligations shall not at any time exceed the Aggregate Commitment and (iii) after giving effect to each issuance, the sum of the LOC Obligations that mature after the Initial Termination Date plus the principal amount of outstanding Advances owed to the Extending Lenders shall not exceed the Aggregate Commitments of the Extending Lenders. No Issuing Lender shall issue any Letter of Credit if (x) the original expiry date of such Letter of Credit is more than one year from the date of issuance (provided that such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless such Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) such Letter of Credit has an expiry date extending beyond the Extension Termination Date. No Issuing Lender shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate any applicable laws, rules, regulations or orders or any generally applicable policy of such Issuing Lender, including, without limitation, any order, judgment or decree of any government authority or arbitrator that by its terms purports to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender that prohibits, or requests that such Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or that imposes upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or that imposes upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which such Issuing Lender in good faith deems material to it. Each Letter of Credit shall be a standby letter of credit and shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

(b) Notice and Reports. Any Borrower may request the issuance of a Letter of Credit by submitting a request therefor to the applicable Issuing Lender (by completion of the appropriate application forms of such Issuing Lender) at least three Business Days prior to the requested date of issuance. At least quarterly (and more frequently upon request) such Issuing Lender shall provide to the Administrative Agent a detailed report specifying the Letters of Credit issued by such Issuing Lender which are then issued and outstanding. The Administrative Agent shall disseminate promptly to each of the Lenders the information provided by such Issuing Lender pursuant to this subsection (b).

(c) Participation. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (ratably in proportion to the ratio that its respective Commitment bears to the Aggregate Commitment) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to such Issuing Lender and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s Participation Interest in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Administrative Agent for the account of such Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Administrative Agent of an unreimbursed drawing pursuant to the provisions of subsection (d) below. The obligation of each Lender to so reimburse each Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Unmatured Default, a Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided. Each Lender acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s ratable share of the obligations under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to an assignment in accordance with Section 13.01 or otherwise pursuant to this Agreement. Notwithstanding anything contained in this Section 2.04(c) to the contrary, each Non-Extending Lender’s participations in Letters of Credit that expire after the Initial Termination Date shall terminate upon the Initial Termination Date.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the applicable Borrower and the Administrative Agent. The applicable Borrower promises to reimburse the applicable Issuing Lender (such reimbursement to be made to the Administrative Agent for the account of such Issuing Lender) on the day of drawing under any Letter of Credit either in same day funds in the same Agreed Currency as the related drawing or with a Committed Advance in Dollars in the Dollar Amount of such drawing. Unless such Borrower shall promptly notify the Administrative Agent and the applicable Issuing Lender that such Borrower intends to otherwise reimburse such Issuing Lender for such drawing, such Borrower shall be deemed to have requested that the Lenders make a Committed Advance in Dollars in the Dollar Amount of the drawing as provided in subsection (e) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Each Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment such Borrower may claim or have against any Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of a Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. Each Issuing Lender will promptly notify the Administrative Agent, who shall, in turn, promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the Dollar Amount of such Lender’s pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 11:00 A.M. (New York City time), and otherwise such payment shall be made at or before 1:00 P.M. (New York City time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Administrative Agent for the account of the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Administrative Agent for the account of such Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of such Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of an Unmatured Default or a Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Administrative Agent for the account of the applicable Issuing Lender, such Lender shall, automatically and without any further action on the part of the Administrative Agent, such Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to such Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the applicable Borrower with respect thereto.

(e) Repayment with Committed Advances. On any day on which a Borrower shall have requested, or been deemed to have requested a Committed Advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Committed Advance has been requested or deemed requested by such Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Committed Advance comprised of Floating Rate Loans in the Dollar Amount of the unreimbursed drawing shall be immediately made to such Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.01) ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (determined before giving effect to any termination of the Commitments pursuant to Section 9.01) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Committed Advance immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for Advances otherwise required hereunder, (ii) whether any conditions specified in Section 5.03 are then satisfied, (iii) whether an Unmatured Default or a Default then exists, (iv) failure for any such request or deemed request for such Advance to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Committed Advances are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Committed Advance cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the applicable Borrower on or after such date and prior to such purchase) from the applicable Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (determined before giving effect to any termination of the Commitments pursuant to Section 9.01)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Administrative Agent for the account of such Issuing Lender, to the extent not paid to such Issuing Lender by the applicable Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two Business Days of the date of the Committed Advance, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.04(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of a Borrower, provided that notwithstanding such statement, such Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect such Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(g) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h) Uniform Customs and Practices. The Issuing Lenders may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(i) Indemnification; Nature of Issuing Lenders’ Duties.

(i) In addition to its other obligations under this Section 2.04, each Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the applicable Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrowers and the Lenders (including the Issuing Lenders), the applicable Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Except to the extent arising solely from the gross negligence or willful misconduct of such Lender, no Lender (including the Issuing Lenders) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Lender’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including a Issuing Lenders), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to any Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lenders) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all Government Acts. No Lender (including the Issuing Lenders) shall, in any way, be liable for any failure by any Issuing Lender to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(iv) Nothing in this Section 2.04(i) is intended to limit the reimbursement obligations of any Borrower contained in subsection (d) above. The obligations of each Borrower under this Section 2.04(i) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lenders) to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this Section 2.04(i), no Borrower shall have any obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender (A) arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by such Issuing Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(j) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of the Issuing Lenders hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lenders shall be entitled to assume that the conditions precedent set forth in Section 5.03 have been satisfied unless it shall have acquired actual knowledge or received written notice from the Borrower, the Administrative Agent or any Lender that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.04 shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this Section 2.04 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

(l) Appointment of Issuing Lender. Each of the Lenders listed on Schedule I hereto as having “LOC Commitments” is hereby appointed as Issuing Lender hereunder and under each other Loan Document and each of the Lenders authorizes each Issuing Lender to act on behalf of the Lenders with respect to any Letters of Credit and related LOC Documents.

Section 2.05. Reserved.

Section 2.06. Fronted Advance Subfacility.

(a) Fronted Advances. From and including the Amendment Effective Date and prior to the Extension Termination Date, each Fronting Lender severally agrees, on the terms and conditions set forth in this Credit Agreement, to make Fronted Loans to Whirlpool and Whirlpool Finance from time to time in amounts the Dollar Amount of which shall not exceed, in the aggregate at any one time outstanding, the amount of its Fronting Commitment. Each Fronted Advance hereunder shall consist of borrowings made from the several Fronting Lenders ratably in proportion to the ratio that their respective Fronting Commitments bear to the Aggregate Fronting Sublimit. The Fronted Advances shall be repaid as provided by the terms of Sections 2.02 and 2.06(f).

(b) Types of Fronted Advances. The Fronted Advances shall be Eurocurrency Rate Advances.

(c) Reductions in Aggregate Fronting Sublimit. Whirlpool may permanently reduce the Aggregate Fronting Sublimit in whole, or in part ratably among the Fronting Lenders in integral multiples of $25,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Fronting Sublimit may not be reduced below the Dollar Amount of the aggregate principal amount of the outstanding Fronted Advances.

(d) Minimum Amount of Each Fronted Advance. Each Fronted Advance made or continued hereunder shall be in the minimum Dollar Amount of $25,000,000.

(e) Method of Requesting New Fronted Advances. Whirlpool or Whirlpool Finance, as applicable, shall give the Fronting Agent, with a copy to the Administrative Agent, an irrevocable notice substantially in the form of Exhibit “K” hereto (a “Fronted Borrowing Notice”) not later than 9:30 a.m. (London, England time) on the Borrowing Date of each Fronted Advance. A Fronted Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:

(i) the Borrower to which such Fronted Advance is to be made;

(ii) the Borrowing Date, which shall be a Business Day, of such Fronted Advance;

(iii) the Agreed Currency of such Fronted Advance;

(iv) the aggregate amount of such Fronted Advance;

(v) the Interest Period of such Fronted Advance, which shall be for a period of one to seven days; and

(vi) the account information for the account of the Borrower that shall be credited with the proceeds of such Fronted Advance.

(f) Payment and Participations of Fronted Advances. At the time that a Fronting Lender makes a Fronted Loan, each Lender (a “Purchasing Lender”) shall be deemed, without any further action by any Person, to have purchased from such Fronting Lender an unfunded participation (ratably in proportion to the ratio that such Purchasing Lender’s Commitment bears to the Aggregate Commitment), without recourse or warranty of such Fronting Lender, in such Fronted Loan. Whirlpool and Whirlpool Finance each agree to repay all Fronted Advances obtained by such Borrower on the earlier of (i) the last day of the Interest Period for such Advance or (ii) the next occurring Termination Date. Notwithstanding anything to the contrary contained herein, neither Whirlpool nor Whirlpool Finance shall be permitted to request a new Fronted Advance to repay an outstanding Fronted Advance if the period from the date of the first outstanding Fronted Advance to the date of the repayment of the new Fronted Advance would exceed seven days.

Each repayment of a Fronted Advance may be accomplished by requesting a Committed Advance, which request is not subject to the conditions set forth in Section 5.03. In the event that Whirlpool or Whirlpool Finance, as applicable, shall fail to timely repay any Fronted Advance, and in any event upon (A) a request by the Fronting Agent, (B) the occurrence of a Default described in Section 8.05 or 8.06 or (C) the acceleration of any Obligations or termination of any Commitment pursuant to Section 9.01, each Purchasing Lender shall fund its participation in accordance with the preceding paragraph in such Fronted Advance (regardless of (1) whether the conditions precedent thereto set forth in Section 5.03 hereof are then satisfied, (2) whether or not Whirlpool or Whirlpool Finance, as applicable, has submitted a Committed Borrowing Notice and whether or not the Commitments are then in effect, (3) whether an Unmatured Default or a Default exists or (4) whether all the Obligations have been accelerated) and pay the proceeds thereof to the Fronting Agent, for the account of the Fronting Lenders, at the Fronting Agent’s Eurocurrency Payment Office, or at such other Lending Installation of the Fronting Agent as may be specified in writing by the Fronting Agent, in the applicable Agreed Currency and in immediately available funds. If such amount is not in fact made available to the Fronting Agent, for the account of the Fronting Lenders, by any Purchasing Lender, the Fronting Lenders shall be entitled to recover such amount on demand from such Purchasing Lender, together with accrued interest thereon for each day from the date of demand thereof, if paid within two Business Days after demand at the Federal Funds Effective Rate and thereafter at the Alternate Base Rate. If a Purchasing Lender does not pay such amount forthwith as required by this Section 2.06(f), and until such time as such Purchasing Lender makes the required payment, the Fronting Lenders shall be deemed to continue to have outstanding Fronted Advances in the amount of such unpaid participation obligation for all purposes of the Loan Documents other than those provisions requiring the other Purchasing Lenders to purchase a participation therein. Further, such Purchasing Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Fronting Lenders to fund Fronted Advances in the amount of the participation in Fronted Advances that such Purchasing Lender failed to purchase pursuant to this Section 2.06(f) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.07. Fees.

(a) Unused Commitment Fee. (i) Whirlpool hereby agrees to pay to the Administrative Agent for the account of the Non-Extending Lenders, ratably in proportion to their Commitments, a commitment fee at the Unused Commitment Fee Rate on the excess of (A) the daily actual amount of the Aggregate Commitment of the Non-Extending Lenders over (B) all Loans plus LOC Obligations of the Non-Extending Lenders, for the period from and including the Amendment Effective Date to but excluding the Initial Termination Date, which fee shall be payable quarterly in arrears on each Payment Date, commencing August 13, 2009, and on the Initial Termination Date. (ii) Whirlpool hereby agrees to pay to the Administrative Agent for the account of the Extending Lenders (other than Defaulting Lenders under clause (a) or (b) of the definition thereof), ratably in proportion to their Commitments, a commitment fee at the Unused Commitment Fee Rate on the excess of (A) the daily actual amount of the Aggregate Commitment of the Extending Lenders over (B) all Loans plus LOC Obligations of the Extending Lenders, for the period from and including the Amendment Effective Date to but excluding the Extension Termination Date, which fee shall be payable quarterly in arrears on each Payment Date, commencing August 13, 2009, and on the Extension Termination Date.

(b) Utilization Fee. With respect to each day that the Dollar Amount of the aggregate outstanding principal amount of all Loans plus LOC Obligations exceeds the product of (i) one-half ( 1/2) times (ii) the Aggregate Commitment, Whirlpool hereby agrees to pay to the Administrative Agent, for the account of the Lenders, ratably in proportion to their Commitments, a utilization fee at a per annum rate equal to the Utilization Fee Rate on the Dollar Amount of the aggregate outstanding principal amount of the Loans plus LOC Obligations on each such day, which fee shall be payable quarterly in arrears on each Payment Date, commencing August 13, 2009, and, in the case of Non-Extending Lenders, on the Initial Termination Date and in the case of Extending Lenders, on the Extension Termination Date.

(c) Administration Fees. Whirlpool hereby agrees to pay to the Administrative Agent and the Fronting Agent for their respective accounts such arrangement and administration fees as are heretofore and hereafter agreed upon in writing by Whirlpool and the Administrative Agent or the Fronting Agent, as applicable.

(d) Reserved.

(e) Letter of Credit Fees.

(i) In consideration of the issuance of Letters of Credit hereunder, each Borrower hereby agrees to pay to the Administrative Agent, for the account of each Extending Lender (other than a Defaulting Lender) and each Non-Extending Lender, an issuance fee on the actual daily maximum amount available to be drawn under each such Letter of Credit issued for the account of such Borrower computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Eurocurrency Margin in effect from time to time; such issuance fee shall be allocated among the Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment and shall be payable quarterly in arrears on each Payment Date, commencing August 13, 2009, in the case of Non-Extending Lenders, on the Initial Termination Date and in the case of Extending Lenders, on the Extension Termination Date.

(ii) In addition to the issuance fee payable pursuant to clause (i) above,

each Borrower hereby agrees to pay to each Issuing Lender, without sharing by the other Lenders (A) a letter of credit fronting fee on the actual daily maximum amount available to be drawn under each Letter of Credit issued for the account of such Borrower computed at a per annum rate as agreed between Whirlpool and such Issuing Lender, for each day from the date of issuance to the date of expiration (which fronting fee shall be shall be payable quarterly in arrears on each Payment Date, commencing August 13, 2009, and on the Extension Termination Date) and (B) the customary charges from time to time of such Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(f) Fronting Fees. Whirlpool hereby agrees to pay to the Fronting Agent, for the account of the Fronting Lenders, ratably in proportion to their Fronting Commitments, a fronting fee to be mutually agreed between Whirlpool and the Fronting Agent.

Section 2.08. General Facility Terms.

(a) Method of Borrowing. On each Borrowing Date, each applicable Lender shall make available its Loan or Loans, if any, in the requested Agreed Currency, (i) if such Loan is denominated in Dollars, not later than 1:00 P.M. (New York City time) in funds immediately available to the Administrative Agent, at its address specified in or pursuant to Article 14, (ii) if such Loan (other than a Fronted Loan) is denominated in another currency, not later than 12:00 noon, local time in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in funds immediately available to the Administrative Agent, at the Administrative Agent’s Eurocurrency Payment Office for such currency and (iii) if such Loan is a Fronted Loan, not later than 12:00 noon (London, England time), in funds immediately available to the Fronting Agent, at the Fronting Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent or Fronting Agent, as applicable, will make the funds so received from the applicable Lenders available to the applicable Borrower at the Administrative Agent’s or Fronting Agent’s aforesaid address, as applicable. Notwithstanding the foregoing provisions of this Section 2.08(a), to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan denominated in the same Agreed Currency as that of the maturing Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

(b) Prepayments.

(i) Optional Prepayments. Each Borrower may from time to time prepay all of its outstanding Floating Rate Advances, or, in a minimum aggregate amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), any portion of the outstanding Floating Rate Advances. The applicable Borrower shall give the Administrative Agent notice with respect to each such prepayment not later than 3:00 p.m. (New York City time) one Business Day prior to the date of the requested prepayment. Each Borrower may from time to time prepay all of its outstanding Eurocurrency Committed Advances, or, in a minimum aggregate

Dollar Amount of $5,000,000 and in integral multiples of $1,000,000 if in excess thereof, any portion of the outstanding Eurocurrency Committed Advances. The applicable Borrower shall give the Administrative Agent notice with respect to each such prepayment not later than 3:00 p.m. (New York City time) three Business Days prior to the date of the requested prepayment. Whirlpool or Whirlpool Finance, as applicable, may from time to time prepay all of its outstanding Fronted Advances, or, in a minimum aggregate Dollar Amount of $5,000,000, any portion of the outstanding Fronted Advances upon three Business Days’ prior notice to the Fronting Agent (with a copy to the Administrative Agent). Any such prepayment pursuant to the foregoing provisions of this Section 2.08 of a Eurocurrency Committed Advance or a Fronted Advance prior to the end of its applicable Interest Period shall be subject to the provisions of Section 3.05.

(ii) Mandatory Prepayments.

(A) Aggregate Commitment. If at any time, the sum of the Dollar Amount of the aggregate outstanding principal amount of Advances plus LOC Obligations shall exceed the Aggregate Commitment, the Borrowers immediately shall prepay outstanding Advances and (after all Advances have been repaid) cash collateralize LOC Obligations, in an amount sufficient to eliminate such excess.

(B) LOC Committed Amount. If at any time, the sum of the Dollar Amount of the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrowers immediately shall cash collateralize LOC Obligations in an amount sufficient to eliminate such excess.

(C) Aggregate Fronting Sublimit. If at any time, the Dollar Amount of the aggregate outstanding principal amount of Fronted Advances shall exceed the Aggregate Fronting Sublimit, the Borrowers immediately shall prepay outstanding Fronted Advances in an amount sufficient to eliminate such excess.

(c) Interest Rates; Interest Periods. Subject to Section 2.08(d), (i) each Floating Rate Advance (and each Floating Rate Loan making up such Floating Rate Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Committed Advance pursuant to Section 2.03(f) to but excluding the date it is paid or is converted into a Eurocurrency Committed Advance pursuant to Section 2.03(f), at a rate per annum equal to the Alternate Base Rate for such day, (ii) each Eurocurrency Committed Advance (and each Eurocurrency Loan making up such Eurocurrency Committed Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Eurocurrency Rate determined pursuant hereto as applicable to such Eurocurrency Committed Advance for each day during such Interest Period, and (iii) each Fronted Advance (and each Fronted Loan making up such Fronted Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the Eurocurrency Rate determined pursuant hereto as applicable to such Fronted Advance for each day during such Interest Period. Changes in the rate of interest on each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. No Interest Period shall end after the Extension Termination Date.

(d) Rate after Certain Defaults.

(i) During the existence of any Default (other than pursuant to Section 8.02(i)), the Required Lenders may, at their option by notice to the Borrowers, declare that each Advance and the issuance fees on each outstanding Letter of Credit shall bear interest or accrue an issuance fee, respectively, at a rate per annum equal to the rate otherwise applicable to such Advance or such fee plus 1% per annum.

(ii) During the existence of any Default under Section 8.02(i), each Advance (and each Loan making up such Advance) not paid when due, whether by acceleration or otherwise, and any reimbursement obligation arising from any Letter of Credit not paid when due shall, in each case, bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance matures (or the date such reimbursement obligation arises), whether by acceleration or otherwise, to but excluding the date it is paid, at the rate otherwise applicable to such Advance plus 2% per annum or, if no rate is applicable, the Alternate Base Rate plus 2% per annum, payable on demand.

(iii) During the existence of any Default, the Required Lenders may, at their option, by notice to the Borrowers, declare that no Advance may be converted into or continued as a Dollar-denominated Eurocurrency Committed Advance.

(e) Interest Payment Dates; Interest Basis. (i) Generally. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid or converted, whether due to acceleration or otherwise, at maturity and thereafter on demand. Subject to the next sentence, interest accrued on each Eurocurrency Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Eurocurrency Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval (in the case of Eurocurrency Committed Advances) during such Interest Period. Interest on all Eurocurrency Rate Advances (other than Eurocurrency Rate Advances denominated in Sterling), all Floating Rate Advances which bear interest based on the Federal Funds Effective Rate and all fees due hereunder shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

Interest on all Eurocurrency Rate Advances denominated in Sterling shall be calculated for the actual number of days elapsed on the basis of a 365 day year. Interest on all Floating Rate Advances which bear interest based on the Prime Rate shall be calculated for the actual number of days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of, or interest on, an Advance or of fees due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment such extension of time shall be included in computing interest in connection with such payment. Each Borrower promises to pay interest on its respective Advances as provided in this Section 2.08(e).

(ii) Interest Act (Canada). With respect to Advances made to Whirlpool Canada, whenever any interest under this Agreement is calculated using a rate based on a year of 360 or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to the applicable rate based on a year of 360 or 365, as the case may be, multiplied by a fraction, the numerator of which is the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and the denominator of which is 360 or 365, as the case may be.

(iii) Nominal Rates; No Deemed Reinvestment. With respect to Advances made to Whirlpool Canada, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(iv) Interest Paid by Whirlpool Canada. Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Whirlpool Canada under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Whirlpool Canada and the Lenders and the amount of such payment or collection shall be refunded to Whirlpool Canada. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders will be prima facie evidence of such rate.

(f) Method of Payment.

(i) General. Each Advance and each reimbursement obligation with respect to a drawing under a Letter of Credit shall be paid, repaid or prepaid in the currency in which such Advance or the related drawing was made in the amount borrowed or paid and interest payable thereon shall be paid in such currency. Subject to the last sentence of Section 2.08(a), (A) all amounts of principal, interest, fees and other Obligations payable by the Borrowers in Dollars under the Loan Documents (other than in respect of Fronted Advances) shall be made in Dollars by 1:00 P.M. (New York City time) on the date when due in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at such other Lending Installation of the Administrative Agent as may be specified in writing by the Administrative Agent to the Borrowers, (B) all amounts of principal and interest payable by Whirlpool or Whirlpool Finance, as applicable, with respect to Fronted Advances shall be made in the applicable currency by 12:00 noon (London, England time or, in the case of amounts payable in Dollars, New York time) on the date when due, in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, for the account of the Fronting Agent, at the Fronting Agent’s Eurocurrency Payment Office for such currency and (C) all other amounts of principal, interest and other Obligations payable by the Borrowers in any currency other than Dollars under the Loan Documents shall be made in such currency by 12:00 noon (local time) on the date when due, in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, for the account of the Administrative Agent or the Fronting Agent, as applicable, at its Eurocurrency Payment Office for such currency. Prior to the existence of a Default, all amounts due hereunder and all payments of reimbursement obligations arising from drawings under Letters of Credit shall be made ratably among all of the Lenders in the case of all payments (other than reimbursement obligations under Letters of Credit paid to and fronting fees retained by the applicable Issuing Lender for its own account, payments of principal and interest in respect of Fronted Advances (which are subject to Section 2.08(f)(ii) below) and fronting fees retained by the Fronting Lenders for their own accounts, the administrative fees retained by the Administrative Agent for its own account and the administrative fee retained by the Fronting Agent for its own account). Except as provided in Section 9.01(b), during the existence of any Default, all payments of principal due hereunder and all payments of reimbursement obligations arising from drawings under Letters of Credit shall be applied ratably among all outstanding Advances and Participation Interests. Each payment delivered to the Administrative Agent or the Fronting Agent, as applicable, for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Administrative Agent or the Fronting Agent, as applicable, if received by the Administrative Agent or the Fronting Agent, as applicable, by 12:00 noon (local time), by the Administrative Agent or the Fronting Agent, as applicable, to such Lender in the same type and currency of funds which the Administrative Agent or the Fronting Agent, as applicable, received at such Lender’s address specified pursuant to Article 14 or at any Lending Installation specified by such Lender in a written notice received by the Administrative Agent or the Fronting Agent, as applicable. If the Administrative Agent or the Fronting Agent, as applicable, shall fail to pay any Lender the amount due such Lender pursuant to this Section when due, the Administrative Agent or the Fronting Agent, as applicable, shall be obligated to pay to such Lender interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid at the Federal Funds Effective Rate for such day. Notwithstanding the foregoing provisions of this Section 2.08(f), if, after the making of any Advance or issuance of any Letter of Credit in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such currency (the “New Currency”) are introduced and the type of currency in which the Advance was made or such Letter of Credit was issued (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent or the Fronting Agent, as applicable, for the account of the applicable Lenders in such Original Currency, then all payments to be made by such Borrower hereunder or under any other Loan Document in such currency shall be made in such amount and such type of the New Currency as shall be equivalent (based upon market value) to the amount of such payment otherwise due hereunder or under such Loan Document in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 2.08(f), if, after the making of any Advance or issuance of any Letter of Credit in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent or the Fronting Agent, as applicable, for the account of the applicable Lenders in the type of currency in which such Advance was made or such Letter of Credit was issued (or in any New Currency as set forth above) because of the imposition of any such currency control or exchange regulation, then such Advance or reimbursement obligations shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance or such reimbursement obligations. In the event any amount paid to any Lender hereunder is rescinded or must otherwise be returned by the Administrative Agent or the Fronting Agent, as applicable, each Lender shall, upon the request of the Administrative Agent or the Fronting Agent, as applicable, repay to the Administrative Agent or the Fronting Agent, as applicable, the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent or the Fronting Agent, as applicable, until the date the Administrative Agent or the Fronting Agent, as applicable, receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Effective Rate, and thereafter, the Alternate Base Rate plus two percent (2%) per annum.

(ii) Allocation Among the Lenders of Payments Received in Respect of Fronted Loans and Fronted Advances. Each Fronting Lender shall receive, for its own account, all payments or prepayments of principal with respect to its Fronted Loans; provided, however, upon the funding of the Purchasing Lenders’ Participation Interests with respect to a Fronted Loan pursuant to Section 2.06(f), such Purchasing Lenders shall be deemed Fronting Lenders with respect to such Fronted Loan and shall be entitled to receive their pro rata share of any payment or prepayment of principal with respect to such Fronted Loan. Until the Purchasing Lenders are required to fund their Participation Interest in a Funded Loan, subject to Section 2.08(d), (i) the Fronting Lender that made such Fronted Loan shall receive interest on such Fronted Loan equal to (A) the Eurocurrency Base Rate for such Fronted Loan plus (B) its ratable share of the Eurocurrency Margin (in proportion to the ratio that its Commitment bears to the Aggregate Commitment) for such Fronted Loan plus (C) its MLA Cost for such Fronted Loan and (ii) each Purchasing Lender shall receive interest on such Fronted Loan in an amount equal to its ratable share of the Eurocurrency Margin (in proportion to the ratio that its Commitments bear to the Aggregate Commitment) for such Fronted Loan. After the Purchasing Lenders fund their Participation Interests in a Fronted Loan, subject to Section 2.08(d), each Fronting Lender with respect to such Fronted Loan shall receive interest on such Fronted Loan equal to (A) the Eurocurrency Base Rate for such Fronted Loan plus (B) its ratable share of the Eurocurrency Margin for such Fronted Loan plus (C) its MLA Cost for such Fronted Loan. For purposes of clarification, this Section 2.08(f)(ii) is intended to address the allocation among the Lenders of payments of principal and interest on Fronted Loans and Fronted Advances received from the Borrowers and is not intended to create any additional obligation of any Borrower hereunder.

(g) Evidence of Debt; Telephonic Notices. Each Lender is hereby authorized to record in accordance with its usual practice, the date, the currency, the amount and the maturity of each of its Loans made hereunder; provided, however, that any failure to so record shall not affect any Borrower’s obligations under this Credit Agreement. Upon the request of any Lender made through the Administrative Agent such Lender’s Loans shall be evidenced by a Note. Except as otherwise set forth herein, each Borrower hereby authorizes the Lenders and the Administrative Agent to extend or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent, the Fronting Agent or any Lender reasonably believes to be an Authorized Representative. If requested by the Administrative Agent or the Fronting Agent, as applicable, or any Lender, each Borrower agrees to deliver promptly to the Administrative Agent or the Fronting Agent, as applicable, a written confirmation of each telephonic notice given by it signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the Fronting Agent and the Lenders, the records of the Administrative Agent, the Fronting Agent and the Lenders shall govern absent manifest error. Notwithstanding the foregoing, no telephonic notice may be given to the Administrative Agent or the Fronting Agent if such notice is to be given to the Eurocurrency Payment Office of the Administrative Agent or the Eurocurrency Payment Office of the Fronting Agent.

(h) Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, (i) the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Aggregate Fronting Sublimit reduction notice, Committed Borrowing Notice, Dollar Continuation/Conversion Notice, Non-Dollar Continuation Conversion Notice, and repayment notice received by it hereunder and (ii) the Fronting Agent will notify each Fronting Lender of the contents of each Fronted Borrowing Notice and repayment notice received by it hereunder. In addition, (A) with respect to each Committed Borrowing Notice, the Administrative Agent shall notify each Lender of its pro rata share of the Advance to be made pursuant to such Committed Borrowing Notice and (B) with respect to each Fronted Borrowing Notice, the Fronting Agent shall notify each Fronting Lender of its pro rata share of the Advance to be made pursuant to such Fronted Borrowing Notice. The Administrative Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Eurocurrency Rate Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate; provided, however, that the Administrative Agent’s failure to give any such notice will not affect any Borrower’s obligation to pay interest to the Lenders at the applicable interest rate. The Fronting Agent will notify Whirlpool, Whirlpool Finance and each Fronting Lender of the interest rate applicable to each Fronted Advance promptly upon determination of such interest rate; provided, however, that the Fronting Agent’s failure to give any such notice will not affect Whirlpool’s or Whirlpool Finance’s obligation to pay interest to the Fronting Lenders at the applicable interest rate.

(i) Non-Receipt of Funds by the Administrative Agent or the Fronting Agent. Unless the applicable Borrower or Lender, as the case may be, notifies the Administrative Agent or the Fronting Agent, as applicable, prior to the date on which it is scheduled to make payment to the Administrative Agent or the Fronting Agent, as applicable, of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent or the Fronting Agent, as applicable, for the account of the applicable Lenders, that it does not intend to make such scheduled payment, the Administrative Agent or the Fronting Agent, as applicable, may assume that such scheduled payment has been made. The Administrative Agent or the Fronting Agent, as applicable, may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such scheduled payment to the Administrative Agent or the Fronting Agent, as applicable, the recipient of such scheduled payment shall, on demand by the Administrative Agent or the Fronting Agent, as applicable, repay to the Administrative Agent or the Fronting Agent, as applicable, the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent or the Fronting Agent, as applicable, until the date the Administrative Agent or the Fronting Agent, as applicable, recovers such amount at a rate per annum equal to (x) in the case of such a repayment due from a Lender, the Federal Funds Effective Rate for such day, or (y) in the case of such a repayment due from a Borrower, the interest rate applicable to the relevant Loan.

(j) Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article 5 with respect to any Advance or any Letter of Credit in any currency other than Dollars, if there shall occur on or prior to the date of such Advance or issuance of such Letter of Credit any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Committed Loans or Fronted Loans, as applicable, comprising such Advance or such Letter of Credit to be denominated in the currency specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Loans or such Letter of Credit shall not be denominated in such currency but shall, in the case of Eurocurrency Committed Loans, be made on such Borrowing Date as Floating Rate Loans or issued on such date in Dollars, in the case of Letters of Credit, be issued on such date in Dollars and, in the case of Fronted Loans, be made on such Borrowing Date as Eurocurrency Rate Loans on such date in Dollars, in an aggregate principal amount or face amount equal to the Dollar Amount of the aggregate principal amount or face amount specified in the related Committed Borrowing Notice, LOC Documents or Fronted Borrowing Notice, as applicable, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that it elects not to borrow or have such Letter of Credit issued on such date.

(k) Lending Installations. Subject to Section 3.06, each Lender may (i) from time to time book its Loans at any Lending Installation(s) selected by such Lender, and (ii) by written or telecopy notice to the Administrative Agent (and, if applicable, the Fronting Agent) and the Borrowers, designate (or change any such prior designation) a Lending Installation through which Loans of a particular Type will be made by it and for whose account payments on such Loans are to be made. All terms of this Credit Agreement shall apply to any such Lending Installation and any Notes of a Lender shall be deemed held by such Lender for the benefit of its appropriate Lending Installation. Each Lender will notify the Administrative Agent (and, if applicable, the Fronting Agent) and Whirlpool on or prior to the date of this Credit Agreement of the Lending Installation which it intends to utilize for each Type and currency of Loan hereunder.

(l) Withholding Tax Exemption.

(i) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(A) (1) on or before the date of any payment by a Borrower incorporated in the United States under this Credit Agreement to such Lender, deliver to the Borrowers incorporated in the United States and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement, including any fees, without deduction or withholding of any United States federal income taxes;

(2) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers; and

(3) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrowers or the Administrative Agent; or

(B) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (1) represent to the Borrowers (for the benefit of the Borrowers, the Administrative Agent and the Fronting Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) agree to furnish to the Borrowers, on or before the date of any payment by the Borrowers, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrowers, the Administrative Agent and the Fronting Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrowers or the Administrative Agent for filing and completing such forms), and (3) agree, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement; provided, that any Lender that delivers the forms and representation provided in this clause (B) must also deliver to the Borrower or Administrative Agent two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of United States federal income tax imposed on the payment of any fees, if applicable, to such Lender.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 13.02 or 13.03 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (i); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (i) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(ii) If any withholding, deduction or other taxes (whether United States, Netherlands, Canada or otherwise) shall be or become applicable after the date of this Credit Agreement to any payments by the Borrowers to a Lender hereunder, such Lender shall use reasonable efforts to make, fund or maintain the Loan or Loans, as the case may be, through another lending office located in another jurisdiction so as to reduce, to the fullest extent possible, the Borrowers’ liability hereunder, if the making, funding or maintenance of such Loan or Loans through such other office does not, in the reasonable judgment of the Lender, materially affect the Lender of such Loan.

(m) Allocation of the Aggregate Commitment Among the Borrowers. The Borrowers understand and agree that (i) subject to the terms and conditions of this Credit Agreement, the Lenders will honor Committed Borrowing Notices, requests for the issuance of Letters of Credit and Fronted Borrowing Notices in the order received by the Administrative Agent or the Fronting Agent, as applicable, and (ii) as a result, one or more of the Borrowers may be unable to borrow or increase borrowings hereunder if other Borrowers have already borrowed hereunder in amounts which have caused the Dollar Amount of the aggregate outstanding principal amount of the Loans plus the outstanding LOC Obligations to equal the Aggregate Commitment.

Section 2.09. Borrowing Subsidiaries; Additional Borrowing Subsidiaries.

Whirlpool may at any time or from time to time, with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, designate any of its Subsidiaries to become an “Additional Borrowing Subsidiary” (and thereby a “Borrowing Subsidiary” and a “Borrower”) hereunder by satisfying the conditions precedent set forth in Section 5.02.

If Whirlpool shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and Whirlpool, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary (and such Lender shall, to the extent of Advances made to such Borrowing Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of Section 8.07).

As soon as practicable after receiving notice from Whirlpool or the Administrative Agent of Whirlpool’s intent to designate a Subsidiary as a Borrowing Subsidiary, and in any event no later than five Business Days after the delivery of such notice, if such Borrowing Subsidiary is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Borrowing Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify Whirlpool and the Administrative Agent in writing. If each Protesting Lender is unable to assign its Commitment in full in accordance with Section 13.03 to a Person that is not a Protesting Lender prior to such the date that such Borrowing Subsidiary shall have the right to borrow hereunder, Whirlpool shall, effective on or before such date, cancel its request to designate such Subsidiary as a “Borrowing Subsidiary” hereunder.

Upon satisfaction of such conditions precedent such Subsidiary shall for all purposes be a party hereto as a Borrower as fully as if it had executed and delivered this Credit Agreement. So long as the principal of and interest on any Advances made to any Borrowing Subsidiary under this Credit Agreement and any LOC Obligations of such Borrowing Subsidiary shall have been repaid or paid in full and all other obligations of such Borrowing Subsidiary under this Credit Agreement shall have been fully performed (and all Letters of Credit issued for the account of such Borrowing Subsidiary have been fully cash-collateralized to the satisfaction of the Administrative Agent and the applicable Issuing Lender), Whirlpool may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Borrowing Subsidiary’s status as a Borrower hereunder; provided, however, that Whirlpool shall concurrently terminate, if applicable, the status as a Borrower hereunder of any Subsidiary of the terminated Borrowing Subsidiary.

Section 2.10. Regulation D Compensation.

Each Lender may require each Borrower to pay, contemporaneously with each payment of interest on its Eurocurrency Committed Loans and Fronted Loans, additional interest on the related Eurocurrency Committed Loan or Fronted Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the Eurocurrency Base Rate then in effect for such Loan divided by (B) one minus the Reserve Requirement applicable to such Lender over (ii) such Eurocurrency Base Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurocurrency Committed Loans or Fronted Loans of such Lender to such Borrower shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify such Borrower at least five Business Days prior to each date on which interest is payable on its Eurocurrency Committed Loans or Fronted Loans of the amount then due such Lender under this Section.

Section 2.11. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) in the event that, at any time, (i) such Defaulting Lender has failed to make a Defaulted Loan to a Borrower and (ii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Loan. In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Loan on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such set off. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Advance in connection with which such Defaulted Loan was originally required to have been made pursuant to Section 2.01. A Borrower shall notify the Agent at any time such Borrower exercises its right of set off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Loan required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Loan pursuant to this subsection (a). Any portion of such payment otherwise required to be made by a Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), may be applied by the Agent as specified in subsection (b) of this Section 2.11;

(b) if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.06(f), 2.08(i) or 11.08, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement and for the benefit of the Administrative Agent, the Fronting Lenders or the Issuing Lenders to satisfy such Lender’s unsatisfied obligations under such Sections until all such unsatisfied obligations are fully paid;

(c) if any Fronted Loans or LOC Obligations are outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Participation Interests of such Defaulting Lender in the Fronted Loans and LOC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ outstanding Advances and Participation Interests in Fronted Loans and LOC Obligations plus such Defaulting Lender’s Participation Interest in Fronted Loans and LOC Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.03 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay outstanding Fronted Loans and (y) second, cash collateralize such Defaulting Lender’s Ratable Share of LOC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9.01 for so long as such Ratable Share of LOC Obligations is outstanding; and

(iii) if the Ratable Shares of the non-Defaulting Lenders is reallocated pursuant to Section 2.11(c), then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(e) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares; and

(d) so long as any Lender is a Defaulting Lender, the Fronting Lenders shall not be required to fund any Fronted Loan and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.11(c), and Participating Interests in any such newly issued or increased Letter of Credit or newly made Fronted Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers, the Issuing Lenders and the Fronting Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Interests of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Fronted Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

Nothing in this Article 2 shall be deemed or construed as a waiver, release or limitation of any rights and remedies that any Borrower may have against any Defaulting Lender, and all such rights and remedies are hereby reserved.

ARTICLE 3

CHANGE IN CIRCUMSTANCES

Section 3.01. Taxes.

(a) Payments to be Free and Clear. Except as otherwise provided in Section 3.01(c), all sums payable by each Borrower under the Loan Documents, whether in respect of principal, interest, fees or otherwise, shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any government or any political subdivision or taxing authority thereof (but excluding franchise taxes and any tax imposed on or measured by the net income, receipts, profits or gains of any Lender) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”), which amounts shall be paid by the applicable Borrower as provided in Section 3.01(b) below. The applicable Borrower will pay each Lender the amounts necessary such that the net amount of the principal, interest, fees or other sums received and retained by each Lender is not less than the amount payable under this Credit Agreement.

(b) Grossing-up of Payments. Except as otherwise provided in Section 3.01(c),

if: (i) any Borrower or any other Person is required by law to make any deduction or withholding on account of any Taxes from any sum paid or expressed to be payable by such Borrower to any Lender under this Credit Agreement, or (ii) any party to this Credit Agreement (or any Person on its behalf) other than a Borrower is required by law to deduct or withhold any Tax from, or make a payment of Taxes with respect to, any such sum received or receivable by any Lender under this Credit Agreement:

(A) the applicable party shall notify the Administrative Agent and, if such party is not the applicable Borrower, the Administrative Agent will notify the applicable Borrower of any such requirement or any change in any such requirement as soon as such party becomes aware of it;

(B) the applicable Borrower shall pay all Taxes before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on such Borrower) for its own account or (if that liability is imposed on any other party to this Credit Agreement) on behalf of and in the name of that party;

(C) the sum payable by the applicable Borrower in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment of Taxes) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment of Taxes been required or made; and

(D) within thirty days after payment of any sum from which the applicable Borrower is required by law to make any deduction or withholding of Taxes, and within thirty days after the due date of payment of any Tax or other amount which it is required to pay pursuant to the foregoing subsection (B) of this Section 3.01(b), the applicable Borrower shall deliver to the Administrative Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (x) are satisfactory to the affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority, and (y) are required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

(c) Conditions to Gross-up. Notwithstanding any provision of this Section 3.01 to the contrary, no Borrower shall have any obligation to pay any Taxes pursuant to this Section 3.01, or to pay any amount to the Administrative Agent or any Lender pursuant to this Section 3.01, to the extent that such amount results from the failure of any Lender or the Administrative Agent or Fronting Agent to comply with its obligations pursuant to Section 2.08(l) or Section 13.05.

(d) Refunds. If any Lender receives a refund in respect of Taxes paid by any Borrower, it shall promptly pay such refund, together with any other amounts paid by such Borrower pursuant to Section 3.01 in connection with such refunded Taxes, to such Borrower, provided that such Borrower agrees to promptly return such refund to the applicable Lender after it receives notice from the applicable Lender that it is required to repay such refund. Nothing in this Section shall be deemed to require any Lender to disclose confidential tax information.

Section 3.02. Increased Costs.

If, at any time after the date of this Credit Agreement, the adoption of any applicable law or the application of any applicable governmental or quasi-governmental rule, regulation policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

(i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than amounts paid pursuant to Section 2.10 and other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Committed Advances or Fronted Advances), or

(ii) imposes any other condition (not being included within the Taxes covered by Section 3.01), the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Eurocurrency Loans or Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Eurocurrency Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the applicable Borrower or Whirlpool shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Eurocurrency Loans or Letters of Credit and its Commitment to make Eurocurrency Loans or issue or participate in Letters of Credit; provided, however, that any amount payable pursuant to this Section 3.02 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand; and provided, further, that any amount payable pursuant to this Section 3.02 shall be paid by the applicable Borrower to the extent that such amount is reasonably allocable to such Borrower and the Advances made to it and shall otherwise be payable by Whirlpool.

Section 3.03. Changes in Capital Adequacy Regulations.

If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereafter defined), then, within 15 days of demand by such

Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower or Whirlpool shall pay such Lender the amount which such Lender reasonably determines is necessary to compensate it for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans, its Letters of Credit or its obligation to make Loans or issue Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, however, that any amount payable pursuant to this Section 3.03 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand; and provided, further, that any amount payable pursuant to this Section 3.02 shall be paid by the applicable Borrower to the extent that such amount is reasonably allocable to such Borrower and the Advances made to it and shall otherwise be payable by Whirlpool. “Change” means (i) any change after the date of this Credit Agreement in the Risk-Based Capital Guidelines (as hereafter defined), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Credit Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Credit Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States in effect on the date of this Credit Agreement, including transition rules.

Section 3.04. Availability of Types and Currencies.

If any Lender determines that maintenance at a suitable Lending Installation of any Type of its Eurocurrency Loans or any Letter of Credit denominated in any Agreed Currency would violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrowers and the Administrative Agent of such determination, then the affected currency shall cease to be an Agreed Currency and the Administrative Agent and the Fronting Agent shall suspend the availability of the affected Type and currency of Advance and Letters of Credit and, if such Lender determines that it is necessary, require that any Eurocurrency Loan of the affected Type and currency be repaid or any Letters of Credit denominated in the affected currency be cash collateralized. If any Lender determines that deposits of a type and maturity appropriate to match fund Eurocurrency Committed Advances or Fronted Advances denominated in any Agreed Currency are not available, then the affected currency shall cease to be an Agreed Currency and the Administrative Agent and the Fronting Agent shall suspend the availability of Eurocurrency Committed Advances or Fronted Advances denominated in the affected currency. If any Lender determines that the combination of the interest rate applicable to Eurocurrency Committed Advances, Letters of Credit and Fronted Advances denominated in any Agreed Currency and payments due pursuant to Sections 3.01 and 3.02 with respect to such Eurocurrency Committed Advances, such Letters of Credit or such Fronted Advances does not accurately reflect the cost of making or maintaining Eurocurrency Committed Advances, Letters of Credit and Fronted Advances in the affected currency, then the affected currency shall cease to be an Agreed Currency and the Administrative Agent and the Fronting Agent shall suspend the availability of Eurocurrency Committed Advances, Letters of Credit and Fronted Advances denominated in the affected currency.

Section 3.05. Funding Indemnification.

If any payment of a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Rate Loan is not made on the date specified by the applicable Borrower for any reason other than default by a Lender, such Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Rate Loan (but excluding loss of profits).

Section 3.06. Mitigation of Additional Costs or Adverse Circumstances; Replacement of Lenders.

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(i) an increase in the liability of a Borrower to such Lender under Section 3.01, 3.02 or 3.03;

(ii) the unavailability of a Type or currency of Committed Advance or Fronted Advance under Section 3.04; or

(iii) a Lender being unable to deliver the forms required by Section 2.08(l);

then, without in any way limiting, reducing or otherwise qualifying the applicable Borrower’s obligations under any of the Sections referred to above in this Section 3.06, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and Whirlpool and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to Whirlpool to mitigate the effect of the circumstances in question, or if such Lender is an Affected Lender, such Lender shall be obliged, at the request and expense of Whirlpool, to assign all its rights and obligations hereunder to another Person nominated by Whirlpool with the approval of the Administrative Agent and each Issuing Lender (which shall not be unreasonably withheld) and willing to participate in the facility in place of such Lender; provided that (i) all obligations owed to such assigning Lender (including, if such Lender is an Issuing Lender, the cancellation or replacement of or other accommodation with respect to outstanding Letters of Credit in a manner satisfactory to it) shall be paid in full and (ii) such Person satisfies all of the requirements of this Credit Agreement including, but not limited to, providing the forms required by Sections 2.08(l) and 13.03(b). Notwithstanding any such assignment, the obligations of the Borrowers under Sections 3.01, 3.02, 3.03 and 10.06 shall survive any such assignment and be enforceable by such Lender.

Section 3.07. Lender Statements; Survival of Indemnity.

Each Lender shall deliver to the applicable Borrower and Whirlpool a written statement of such Lender as to the amount due, if any, under Section 3.01, 3.02, 3.03 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the applicable Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within 15 days after receipt by the applicable Borrower and Whirlpool of the written statement. The obligations of any Borrower under Sections 3.01, 3.02, 3.03 or 3.05 shall survive payment of any other of such Borrower’s Obligations and the termination of this Credit Agreement.

ARTICLE 4

GUARANTY

Section 4.01. Guaranty.

For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make Advances and issue or participate in Letters of Credit to each of the Borrowing Subsidiaries, Whirlpool hereby irrevocably, absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future obligations of each of the Borrowing Subsidiaries to the Administrative Agent, the Fronting Agent and the Lenders, or any of them, under or with respect to the Loan Documents, whether for principal, interest (including, without limitation, all interest accruing subsequent to the commencement of any case, proceeding or other action relating to any Borrowing Subsidiary under the Bankruptcy Code or any similar law with respect to the bankruptcy, insolvency or reorganization of any Borrowing Subsidiary, and all interest which, but for any such case, proceeding or other action would otherwise accrue), fees, expenses or otherwise (collectively, the “Guaranteed Obligations”). Whirlpool also agrees that all payments under this guaranty shall be made in the same currency and manner as provided herein for the Guaranteed Obligations.

Section 4.02. Waivers.

Whirlpool waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Whirlpool further waives presentment, protest, notice of notices delivered or demand made on any Borrowing Subsidiary or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent, the Fronting Agent and the Lenders to sue any Borrowing Subsidiary, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof.

Section 4.03. Guaranty Absolute.

This guaranty is a guaranty of payment and not of collection, it is a primary obligation of Whirlpool and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent, the Fronting Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Borrowing Subsidiary or the insolvency, bankruptcy or any other change in the legal status of any Borrowing Subsidiary; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or payment when due of the Guaranteed Obligations; (i) the failure of Whirlpool or any Borrowing Subsidiary to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which Whirlpool may have at any time against any Borrowing Subsidiary, or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not Whirlpool shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section 4.03. It is agreed that Whirlpool’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that Whirlpool’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrowing Subsidiary of the Guaranteed Obligations in the manner agreed upon between such Borrowing Subsidiary and the Administrative Agent and the Lenders.

Section 4.04. Continuing Guaranty.

The Lenders may make or continue Loans to and issue Letters of Credit for the account of any of the Borrowing Subsidiaries from time to time without notice to or authorization from Whirlpool regardless of the financial or other condition of any Borrowing Subsidiary at the time any Loan is made or continued or any Letter of Credit is issued, and no Lender shall have any obligation to disclose or discuss with Whirlpool its assessment of the financial condition of any of the Borrowing Subsidiaries. This guaranty shall continue in effect, notwithstanding any extensions, modifications, renewals or indulgences with respect to, or substitution for, the Guaranteed Obligations or any part thereof, until all of the Guaranteed Obligations shall have been paid in full and all of the Commitments shall have expired or been terminated.

Section 4.05. Delay of Subrogation.

Until the Guaranteed Obligations have been paid in full, Whirlpool shall not exercise any right of subrogation with respect to payments made by Whirlpool pursuant to this guaranty.

Section 4.06. Acceleration.

Whirlpool agrees that, as between Whirlpool on the one hand, and the Lenders, the Fronting Agent and the Administrative Agent, on the other hand, the obligations of any Borrowing Subsidiary guaranteed under this Article 4 may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 9.01 for purposes of this Article 4, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrowing Subsidiary or otherwise) preventing such declaration as against such Borrowing Subsidiary and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Borrowing Subsidiary) shall forthwith become due and payable by Whirlpool for purposes of this Article 4.

Section 4.07. Reinstatement.

The obligations of Whirlpool under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Whirlpool agrees that it will indemnify the Administrative Agent, the Fronting Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the Fronting Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.01. Effectiveness.

This Credit Agreement shall not be effective and no Lender shall be required to make the initial Advance nor will any Issuing Lender be required to issue Letters of Credit hereunder to any Borrower which is an original signatory hereto (each, an “Original Borrower” and collectively, the “Original Borrowers”) until a date (the “Amendment Effective Date”) upon which the Original Borrowers have furnished or caused to be furnished to the Administrative Agent the following:

(i) A copy of the articles, certificate or charter of incorporation or similar document or documents of each Original Borrower, certified by the Secretary or Assistant Secretary or other Authorized Representative of each Original Borrower or by the appropriate governmental officer in the jurisdiction of incorporation or organization or other formation of each Original Borrower within ten days of the Amendment Effective Date;

(ii) A certificate of good standing, to the extent applicable, for each Original Borrower from its jurisdiction of incorporation dated within ten days of the Amendment Effective Date;

(iii) A copy, certified as of the Amendment Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Original Borrower of its by-laws or similar governing document;

(iv) A copy, certified as of the Amendment Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Original Borrower, of the resolutions of its Board of Directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of this Credit Agreement and the other Loan Documents to be executed by it;

(v) An incumbency certificate, executed as of the Amendment Effective Date by the Secretary or an Assistant Secretary of Whirlpool, which shall identify by name and title and bear the signature of all of the Authorized Officers, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Whirlpool;

(vi) An incumbency certificate, executed as of the Amendment Effective Date by the Secretary or an Assistant Secretary or other Authorized Representative of each Original Borrower, which shall identify by name and title and bear the signature of the officers of such Original Borrower authorized to sign this Credit Agreement and the other Loan Documents to be executed by such Original Borrower and to receive extensions of credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Original Borrower;

(vii) A certificate, signed by an Authorized Officer stating that on the Amendment Effective Date (i) no Default or Unmatured Default has occurred and is continuing, and (ii) the representations and warranties contained in Article 6 are true and correct in all material respects;

(viii) Written opinions of counsel to each Original Borrower given upon the express instructions of each Original Borrower, each dated the Amendment Effective Date and addressed to the Administrative Agent and each of the Lenders, in form and substance satisfactory to the Administrative Agent;

(ix) Since December 31, 2008, except as disclosed in filings with the Securities Exchange Commission prior to the Amendment Effective Date, there has been no development or event relating to or affecting Whirlpool or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect; and

(x) Such other documents and information as any Lender or its counsel may have reasonably requested.

Section 5.02. Initial Advance to Each Additional Borrowing Subsidiary.

No Lender shall be required to make an Advance nor shall any Issuing Lender be required to issue Letters of Credit hereunder to an Additional Borrowing Subsidiary unless such Additional Borrowing Subsidiary has furnished or caused to be furnished to the Administrative Agent the following:

(i) An Assumption Agreement executed and delivered by such Additional Borrowing Subsidiary and containing the written consent of Whirlpool at the foot thereof, as contemplated by Section 2.09;

(ii) A copy of the articles, certificate or charter of incorporation or other similar document of such Additional Borrowing Subsidiary, certified by the appropriate governmental officer in the jurisdiction of incorporation of such Additional Borrowing Subsidiary within ten days of the date of delivery;

(iii) A certificate of good standing, to the extent applicable, for such Additional Borrowing Subsidiary from its jurisdiction of incorporation dated within ten days of the date of delivery;

(iv) A copy, certified as of the date of delivery by the Secretary or Assistant Secretary of such Additional Borrowing Subsidiary, of its by-laws;

(v) A copy, certified as of the date of delivery by the Secretary or Assistant Secretary of such Additional Borrowing Subsidiary, of the resolutions of its Board of Directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of its Assumption Agreement and the other Loan Documents to be executed by it;

(vi) An incumbency certificate, executed as of the date of delivery by the Secretary or an Assistant Secretary of such Additional Borrowing Subsidiary, which shall identify by name and title and bear the signature of the officers of such Additional Borrowing Subsidiary authorized to sign its Assumption Agreement and the other Loan Documents to be executed by such Additional Borrowing Subsidiary and to receive extensions of credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Additional Borrowing Subsidiary;

(vii) Written opinions of counsel to such Additional Borrowing Subsidiary given upon the express instructions of each Additional Borrowing Subsidiary, each dated the date of delivery and addressed to the Administrative Agent and each of the Lenders, in form and substance satisfactory to the Administrative Agent; and

(viii) Documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

Section 5.03. Each Extension of Credit.

No Lender shall be required to make any Advance (including, without limitation, the initial Advance hereunder) nor shall any Issuing Lender be required to issue any Letter of Credit, unless on the applicable Borrowing Date:

(i) Prior to and after giving effect to such Advance or issuance of such Letter of Credit there exists no Default or Unmatured Default;

(ii) The representations and warranties contained in Article 6 are true and correct as of such Borrowing Date or date of issuance of any Letter of Credit (except the representations and warranties set forth in Sections 6.04, 6.05 and 6.07, which representations and warranties shall be true and correct as of the respective dates specified therein);

(iii) All legal matters incident to the making of such Advance or issuance of such Letter of Credit shall be reasonably satisfactory to the Lenders and their counsel; and

(iv) The applicable Borrower shall have delivered the applicable notices described in Section 2.03(a), 2.04(b) or 2.06(e).

Each request for extension of credit hereunder shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 5.03(i) and (ii) have been satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Lenders that:

Section 6.01. Existence and Standing.

It and each of its Material Subsidiaries is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization or other formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 6.02. Authorization and Validity.

It has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Its execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of money) contained herein or therein may be limited by equitable principles generally and by principles of good faith and fair dealing.

Section 6.03. No Conflict; Government Consent.

Neither its execution and delivery of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor its compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its Subsidiaries or the articles, certificate or charter of incorporation or by-laws or other organizational or constitutional documents of it or any of its Subsidiaries or the provisions of any indenture, instrument or agreement to which it or any of its Subsidiaries is a party or is subject, or by which it or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of it or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default, creation or imposition has not had or could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, its execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party other than those the absence of which has not had or could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Financial Statements.

The December 31, 2008 financial statements of Whirlpool and its Consolidated Subsidiaries were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the financial condition of Whirlpool and its Consolidated Subsidiaries at such date and the results of their operations for the period then ended.

Section 6.05. Material Adverse Change.

As of the date of this Credit Agreement, except as disclosed in filings with the Securities and Exchange Commission as of such date, there has been no change since December 31, 2008 in the business, Property, condition (financial or otherwise) or results of operations of Whirlpool and its Consolidated Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Taxes.

Whirlpool and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Whirlpool or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Whirlpool and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 6.07. Litigation and Contingent Obligations.

As of the date of this Credit Agreement, except as disclosed in filings with the Securities and Exchange Commission as of such date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, and neither it nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.04.

Section 6.08. ERISA.

No member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $50,000,000 in the aggregate. Each Plan complies with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except, in each case, to the extent that any of the events described in this sentence, together with all other such events, which shall have occurred, taken in the aggregate, would reasonably be expected to have a Materially Adverse Effect.

Section 6.09. Accuracy of Information.

No information or report furnished by it to the Administrative Agent, the Fronting Agent or the Lenders in connection with the negotiation of, or compliance with, the Loan Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading.

Section 6.10. Material Agreements.

Neither it nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing any Indebtedness or Off-Balance Sheet Obligations with an outstanding principal amount (or implied or attributed principal amount) in excess of $50,000,000.

Section 6.11. Compliance with Laws.

It and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where non-compliance with any such statute, rule, regulation, order or restriction cannot reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 6.12. [Reserved].

Section 6.13. Investment Company Act.

Neither Whirlpool nor any of its Subsidiaries is an “investment company” or an “affiliated person” thereof or an “affiliated person” of such affiliated person as such terms are defined in the Investment Company Act of 1940, as amended.

Section 6.14. Environmental Matters.

In the ordinary course of its business, Whirlpool conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of Whirlpool and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Whirlpool has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

Section 6.15 Proper Legal Form.

Each Loan Document to which a Borrower that is not domiciled in the United States is a party is in proper legal form under the law of the jurisdiction in which such Borrower is organized, formed or incorporated for the enforcement thereof against such Borrower under the law of such jurisdiction. To ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document in such jurisdiction, it is not necessary that any such Loan Document or any other document be filed or recorded with any court or other authority of such jurisdiction or that any stamp or similar tax be paid on or in respect of any such Loan Documents.

Section 6.16 Solvency.

Immediately after giving effect to each Advance or Letter of Credit made or issued on or after the Amendment Effective Date, (a) each of the applicable Borrower and Whirlpool is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) neither such Borrower nor Whirlpool intends to, nor does it believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) neither such Borrower nor Whirlpool is engaged in a business or a transaction, nor is it about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital, (d) the fair value of the assets of each of such Borrower and Whirlpool is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of each of such Borrower and Whirlpool is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 6.17 Tax Shelter Regulations.

The Borrowers do not intend to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If any Borrower so notifies the Administrative Agent, such Borrower acknowledges that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 6.18 Representations of Dutch Borrowers.

Each Dutch Borrower is in compliance with the applicable provisions of the Dutch Financial Supervision Act.

ARTICLE 7

COVENANTS

During the term of this Credit Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 7.01. Financial Reporting.

The Borrowers will maintain, for Whirlpool and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Administrative Agent, for distribution to the Lenders:

(i) Within 90 days after the close of each of Whirlpool’s fiscal years, an unqualified audit report certified by independent certified public accountants of recognized national standing selected by Whirlpool, prepared in accordance with generally accepted accounting principles on a consolidated basis for Whirlpool and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period and related consolidated statements of earnings and cash flows, provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein, and accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

(ii) Within 60 days after the close of each of the first three quarterly periods of each of Whirlpool’s fiscal years, for Whirlpool and the Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of such period and a consolidated statement of earnings and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified, subject to year-end audit adjustments, by an Authorized Officer; provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(iii) Together with the financial statements required pursuant to clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit “G” hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Credit Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(iv) Promptly upon the furnishing thereof to the shareholders of Whirlpool, copies of all financial statements, reports and proxy statements so furnished;

(v) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Whirlpool or any of its Subsidiaries files with the Securities and Exchange Commission; provided that documents that are required to be delivered pursuant to this clause (v) shall be deemed to be delivered on the date on which Whirlpool or any of its Subsidiaries files such documents with the Securities and Exchanges Commission and provides written notification of such filing to the Administrative Agent;

(vi) If and when Whirlpool or any member of the Controlled Group (A) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which would constitute grounds for a termination of such Plan under ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any Reportable Event, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA, (C) receives notice that any Multiemployer Plan is in reorganization under Section 4242 of ERISA or may become insolvent under Section 4245 of ERISA, or (D) receives notice from the PBGC that it will institute proceedings asserting liability under Title IV of ERISA or to terminate a Plan under Section 4042 of ERISA or will apply to the appropriate United States District Court to seek the appointment of a trustee to administer any Plan, then, in each such event, Whirlpool shall deliver to the Administrative Agent copies of such notice given, required to be given or received, as the case may be; provided that Whirlpool shall be required to deliver copies of the notices referred to in this Section 7.01(vi) only to the extent that it knows or should know of the giving or receipt of such a notice;

(vii) Within a reasonable time after receipt of a request therefor, which time shall in any event be not less than two days nor more than thirty days, such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request; and

(viii) Promptly after a Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

Section 7.02. Use of Proceeds.

Each of the Borrowers will use the proceeds of the Advances and the issuance of Letters of Credit only for general corporate purposes (including the financing of Acquisitions) and to repay outstanding Advances or replace existing Letters of Credit. No Borrower will, and no Borrower will permit any of its Subsidiaries to, use any of the proceeds of the Advances to (i) purchase or carry any “margin stock” (as defined in Regulation U) or in contravention of Regulation X or (ii) make an Acquisition of capital stock of another Person unless the board of directors (or other comparable governing body) of such Person has duly approved such Acquisition.

Section 7.03. Notice of Default.

Promptly after any Authorized Officer referenced in clauses (i), (ii) or (iii) of the definition of Authorized Officer or any assistant treasurer becomes aware of the occurrence of any Default or Unmatured Default, Whirlpool will give notice in writing to the Administrative Agent of the occurrence of such Default or Unmatured Default.

Section 7.04. Existence.

Each of the Borrowers will, and will cause each of its Subsidiaries to, do all things necessary to remain duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to maintain such authority has resulted or could result in a Material Adverse Effect; provided, however, that the existence of any Subsidiary which is not a Borrower may be terminated and any right, franchise or license of any Subsidiary which is not a Borrower may be terminated or abandoned if in the good faith judgment of the appropriate officer or officers of Whirlpool, such termination or abandonment is in its best interest and is not materially disadvantageous to the Lenders.

Section 7.05. Taxes.

Each of the Borrowers will, and will cause each of its Subsidiaries to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings diligently conducted (or, in the case of any such tax, those the payment of which can be delayed without penalty) and with respect to which adequate reserves have been set aside.

Section 7.06. Insurance.

Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, or by way of such self-insurance as Whirlpool considers appropriate, insurance on its Property in such amounts and covering such risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks.

Section 7.07. Compliance with Laws.

Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including, without limitation, all laws, rules or regulations under ERISA and all environmental laws and regulations) which, if violated, could reasonably be expected to have a Material Adverse Effect.

Section 7.08. Inspection.

Each of the Borrowers will, and will cause each of its Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect at all reasonable times, and at the risk and expense of the inspecting party, any of the Properties, corporate books and financial records of such Borrower and each of its Subsidiaries, to examine and make copies (subject to any confidentiality agreement reasonably acceptable to the applicable Borrower and the inspecting party, copyright laws and similar reasonable requirements) of the books of accounts and other financial records of such Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

Section 7.09. Consolidations, Mergers, Dissolution and Sale of Assets.

Whirlpool will not, nor will it permit any Borrowing Subsidiary to, sell, lease, transfer or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or to dissolve or to consolidate with or merge into any Person or permit any Person to merge into it, except that (i) Whirlpool or such Borrowing Subsidiary may consolidate with or merge into, any other Person, or permit another Person to merge into it so long as (a) if such transaction involves Whirlpool, Whirlpool shall be the continuing or surviving Person, (b) subject to clause (a), if such transaction involves a Borrowing Subsidiary, a Borrowing Subsidiary shall be the continuing or surviving Person and (c) immediately after such merger or consolidation or sale, there shall not exist any Default or Unmatured Default and (ii) a Borrowing Subsidiary may sell all or substantially all of its assets to Whirlpool.

Section 7.10. Liens.

No Borrower will, nor will any Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in or on any of its Property, except:

(i) Liens existing on the date of this Credit Agreement securing Indebtedness outstanding on the date of this Credit Agreement;

(ii) Liens for taxes not delinquent and Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted and in respect to which such Borrower or such Subsidiary, as the case may be, shall have set aside on its books an adequate reserve;

(iii) purchase money Liens (including those incurred in connection with synthetic leases) on fixed assets or other physical Properties hereafter acquired and not theretofore owned by any Borrower or any Subsidiary of a Borrower (provided such Liens are created at the time of acquisition or within 90 days thereafter), and Liens existing on the date of acquisition on fixed assets or other physical Properties acquired by any Borrower or any Subsidiary of a Borrower after the date hereof and not theretofore owned by any Borrower or any Subsidiary of a Borrower, if in each such case, such fixed assets or physical Properties are not or shall not thereby become encumbered in an amount in excess of the fair market value thereof at the time such Lien was or will be created (as determined in good faith by the Board of Directors of such Borrower or such Subsidiary, as the case may be) plus any amount in excess of such fair market value which shall have been applied to Section 7.10(xvi) below, and refundings or extensions of the foregoing Liens for amounts not exceeding the principal amounts so refunded or extended and applying only to the same fixed assets or physical Property theretofore subject to such Lien and fixtures and building improvements thereon;

(iv) (A) any deposit or pledge as security for the performance of any contract or understanding not directly or indirectly in connection with the borrowing of money or the security of Indebtedness, if made and continuing in the ordinary course of business, (B) any deposit or pledge with any governmental agency required or permitted to qualify any Borrower or any Subsidiary of a Borrower to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, (C) deposits or pledges made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier, (D) easements, licenses, franchises or minor encumbrances on or over any real property which do not materially detract from the value of such real property or its use in the business of the applicable Borrower or Subsidiary, or (E) other deposits or pledges similar to those referred to in clauses (B) and (C) of this Section 7.10(iv), if made and continuing in the ordinary course of business;

(v) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

(vi) Liens on Property of any Subsidiary of a Borrower exclusively in favor of one or more of the Borrowers or other Subsidiaries of a Borrower;

(vii) mortgages, pledges, Liens or charges existing on Property acquired by any Borrower or any Subsidiary of a Borrower through the exercise of rights arising out of defaults on receivables of any Borrower or any Subsidiary of a Borrower;

(viii) any banker’s Lien or right of offset on moneys of any Borrower or any Subsidiary of a Borrower in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business;

(ix) Liens securing Indebtedness in respect of lease obligations which with respect to any Borrower or any Subsidiary of a Borrower constitute Non-Recourse Obligations;

(x) interests of lessees in Property owned by any Borrower or any Subsidiary of a Borrower where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by any Borrower or any Subsidiary of a Borrower;

(xi) Liens incidental to the conduct of the business of any Borrower or any Subsidiary of a Borrower or the ownership of their respective Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses;

(xii) Judgment liens which are not a Default under Section 8.08;

(xiii) Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

(xiv) Statutory liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(xv) Liens arising from precautionary UCC financing statement filings regarding operating leases;

(xvi) Liens on assets located outside of the United States of America arising by operation of law;

(xvii) Liens in addition to the Liens permitted by Sections 7.10(i) through (xvi), inclusive; provided that such Liens may not exist if: (a) the value of all assets subject to such Liens at any time exceeds an amount equal to $200,000,000, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles or (b) the incurrence of the Indebtedness or Off-Balance Sheet Obligations to be secured by such Liens would cause a violation of Section 7.11.

Section 7.11. Subsidiary Indebtedness.

Whirlpool will not permit its Subsidiaries to, contract, create, incur, assume or permit to exist Indebtedness or Off-Balance Sheet Obligations if the sum of: (i) the aggregate amount of all Indebtedness and Off-Balance Sheet Obligations contracted, created, incurred, assumed or permitted by a Subsidiary of Whirlpool (other than Indebtedness incurred by a Borrowing Subsidiary under this Credit Agreement) plus (ii) without duplication, the amount of all Indebtedness and Off-Balance Sheet Obligations subject to a Lien (other than Liens permitted by Sections 7.10(i) through (xv) inclusive) exceeds 15% of the value of all assets of Whirlpool and its Consolidated Subsidiaries, as shown on its most recent audited consolidated balance sheet and as determined in accordance with generally accepted accounting principles.

Section 7.12. Leverage Ratio.

Whirlpool shall maintain, at all times, a Leverage Ratio of less than or equal to (a) 3.50 to 1.00 for each fiscal quarter ended on or prior to December 31, 2010 and (b) 3.25 to 1.00 for each fiscal quarter ended thereafter.

Section 7.13. Interest Coverage Ratio.

Whirlpool shall maintain, at all times, an Interest Coverage Ratio of greater than or equal to (a) 2.50 to 1.00 for each fiscal quarter ended on or prior to December 31, 2010 and (b) 3.00 to 1.00 for each fiscal quarter ended thereafter.

Section 7.14. Ownership of Borrowing Subsidiaries.

Each Borrowing Subsidiary shall at all times be a wholly-owned Subsidiary of Whirlpool.

Section 7.15. Transactions with Affiliates.

Whirlpool will not, and will not permit any Subsidiary to, directly or indirectly, pay any material amount of funds to or for the account of, make any material investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any material assets, tangible or intangible, to, or participate in, or effect, any material transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to Whirlpool or such Subsidiary as would have been obtained from a third party who was not an Affiliate.

Section 7.16. Limitation on Restricted Actions.

No Borrower will, nor will it permit its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s capital stock (or other equity interests), (b) pay any Indebtedness owed to any Borrower, (c) make loans or advances to any Borrower or (d) transfer any of its property to any Borrower, except for (i) encumbrances or restrictions existing under or by reason of this Credit Agreement, (ii) those imposed by applicable laws or regulations, (iii) agreements in existence and as in effect on the Amendment Effective Date (and any refundings, replacements or refinancing of the same not in excess of the then outstanding amount of the obligations thereunder and containing restrictions which are not less favorable to Whirlpool and its Subsidiaries), (iv) in connection with any Lien permitted by Section 7.10 or any document or instrument governing any such Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (v) pursuant to customary restrictions and conditions contained in any agreement relating to any sale of assets not prohibited hereunder pending the consummation of such sale and (vi) customary non-assignment provisions in contracts.

Section 7.17. Limitation on Negative Pledges.

No Borrower will, nor will it permit its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except (a) as set forth in this Credit Agreement, (b) agreements in existence and as in effect on the Amendment Effective Date (and any refundings, replacements of the same not in excess of the then outstanding amount of the obligations thereunder and containing restrictions which are not less favorable to Whirlpool and its Subsidiaries), (c) in connection with any Lien permitted by Section 7.10 or any document or instrument governing any such Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (d) customary restrictions and conditions contained in any agreement relating to the sale of any assets not prohibited hereunder pending the consummation of such sale, (vi) customary non-assignment provisions in contracts and (vii) in connection with Indebtedness incurred by a Foreign Subsidiary that is otherwise permitted hereunder, encumbrances or restrictions that are required by applicable law or governmental regulation on the ability of such Foreign Subsidiary to pay dividends or make distributions.

Section 7.18. Material Contracts.

Each of the Borrowers will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all contracts to which it is a party or by which it is bound, other than such non-performance as would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 7.18 “contracts” shall not include indentures, mortgages, security agreements or other debt instruments or agreements securing debt instruments.

ARTICLE 8

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.01. Representations and Warranties.

Any representation or warranty made or deemed made by or on behalf of any Borrower to the Lenders, the Fronting Agent or the Administrative Agent under or in connection with this Credit Agreement or in any certificate or other information delivered in connection with this Credit Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

Section 8.02. Payment.

(i) Nonpayment of principal under the Loan Documents or reimbursement obligations arising from drawings under Letters of Credit when due, or

(ii) nonpayment of interest or of any facility fee, utilization fee, letter of credit fee, fronting fee or any other obligations under any of the Loan Documents within five days after the same becomes due.

Section 8.03. Covenants.

(a) The breach by any Borrower of any of the terms or provisions of Section 7.02, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.16, 7.17 or 7.18.

(b) The breach by any Borrower of any of the terms or provisions of Section 7.01 and such breach shall continue unremedied for a period of five or more Business Days.

(c) The breach by any Borrower (other than a breach which constitutes a Default under Section 8.01, 8.02, 8.03(a) or 8.03(b)) of any of the terms or provisions of this Credit Agreement and such breach shall continue unremedied for a period of thirty or more days after the earlier of (i) receipt of written notice from the Administrative Agent or any Lender as to such breach or (ii) the date on which an Authorized Representative of a Borrower became aware of such breach.

Section 8.04. Other Obligations.

Failure of any Borrower or Subsidiary of a Borrower to pay when due Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $50,000,000 (or the Dollar Amount of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars); or the default by any Borrower or any Subsidiary of a Borrower in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $50,000,000 (or the Dollar Amount of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) was created or is governed, the effect of which is to cause, or to permit the holder or holders of any Indebtedness or Off-Balance Sheet Obligations to cause, Indebtedness or Off-Balance Sheet Obligations in an aggregate amount greater than $50,000,000 (or the Dollar Amount of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) to become due prior to its stated maturity; or Indebtedness (other than the Obligations) or Off-Balance Sheet Obligations in an aggregate amount greater than $50,000,000 (or the Dollar Amount of Indebtedness or Off-Balance Sheet Obligations denominated in a currency other than Dollars) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

Section 8.05. Bankruptcy.

Any Borrower or any Material Subsidiary of a Borrower shall (i) have an order for relief entered with respect to it under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (v) institute any proceeding seeking an order for relief under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.05 or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.06.

Section 8.06. Receivership, Etc.

Without the application, approval or consent of any Borrower or any Material Subsidiary of a Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Material Subsidiary of a Borrower or any Substantial Portion of the Property of any such Person, or a proceeding described in Section 8.05(v) shall be instituted against any Borrower or any Material Subsidiary of a Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days.

Section 8.07. Condemnation.

Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of any Borrower or any Subsidiary of a Borrower which, when taken together with all other Property of any Borrower or any Subsidiary of a Borrower so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

Section 8.08. Judgments.

Any Borrower or any Subsidiary of a Borrower shall fail within sixty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 8.09. ERISA.

A contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, or any notice of intent to terminate a Plan having aggregate Unfunded Vested Liabilities in excess of $50,000,000 shall be filed by a member of the Controlled Group and/or any Plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that any such Plan must be terminated.

Section 8.10. Guaranty.

Whirlpool’s guaranty of the Guaranteed Obligations pursuant to Article 4 shall cease to be in full force and effect as a legal, valid, binding and enforceable obligation of Whirlpool or Whirlpool shall disaffirm or seek to disaffirm any of its obligations under or with respect to its guaranty of the Guaranteed Obligations pursuant to Article 4.

Section 8.11. Change of Control.

Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of Whirlpool; or, during any period of 12 consecutive calendar months, individuals who were directors of Whirlpool on the first day of such period (together with any new directors whose election or nomination to the Board of Directors of Whirlpool was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason other than retirement, death, or disability to constitute a majority of the board of directors of Whirlpool.

ARTICLE 9

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.01. Acceleration; Allocation of Payments after Acceleration.

(a) If any Default described in Section 8.05 or 8.06 occurs, the obligations of the Lenders to make Loans and issue Letters of Credit hereunder shall automatically terminate and the Obligations of the Borrowers shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which each Borrower hereby expressly waives) or any other election or action on the part of the Administrative Agent, the Fronting Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate or suspend the obligations of the Lenders to make Loans and issue Letters of Credit hereunder, (ii) declare the Obligations of the Borrowers to be due and payable, or both, or (iii) direct the Borrowers to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding, in each case upon written notice to the Borrowers, whereupon such obligations shall terminate or be suspended, as the case may be, and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which each Borrower hereby expressly waives.

(b) Notwithstanding any other provisions of this Credit Agreement, after acceleration of the Obligations, all amounts collected or received by the Administrative Agent, the Fronting Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent, the Fronting Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents;

SECOND, to payment of any fees owed to the Administrative Agent, the Fronting Agent, any Issuing Lender or any Lender;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder;

FOURTH, to the payment of the outstanding principal amount of the Advances and to the payment or cash collateralization of the outstanding LOC Obligations, pro rata, as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances and LOC Obligations held by such Lender bears to the aggregate then outstanding Advances and LOC Obligations) of amounts available to be applied pursuant to clauses “FIRST”, “THIRD,” “FOURTH” and “FIFTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section 9.01.

Section 9.02. Judgment Currency.

(i) The Borrowers’ obligations under the Credit Documents to make payments in an applicable Agreed Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Fronting Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Fronting Agent or such Lender under the Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Amount, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(ii) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Borrower shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Each Borrower agrees to pay any additional amounts payable by it under this subsection (ii) as a separate obligation notwithstanding any such judgment or judicial award.

Section 9.03. Amendments.

Subject to the provisions of this Article 9, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall without the consent of each Lender directly or indirectly affected thereby:

(i) Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon or extend the time of payment of any reimbursement obligation under a Letter of Credit;

(ii) Reduce the rate or extend the time of payment of any fees due hereunder or amounts due under Section 3.01, 3.02, 3.03 or 3.05;

(iii) Increase the percentage specified in clause (i) in the definition of Required Lenders or reduce the percentage specified in clause (ii) in the definition of Required Lenders;

(iv) Extend the Termination Date or increase the amount of the Commitment of any Lender hereunder, or permit any Borrower to assign its rights under this Credit Agreement;

(v) Amend, modify or waive Section 9.01, this Section 9.03, or Article 12; or

(vi) Release Whirlpool from its Guaranteed Obligations.

No amendment of any provision of this Credit Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment of any provision of this Credit Agreement relating to the Fronting Agent shall be effective without the written consent of the Fronting Agent. No amendment to Section 2.04 or any other provision hereof relating to any Issuing Lender shall be effective without the written consent of such Issuing Lender. No amendment to Section 2.06 or any other provision hereof relating to the Fronting Lenders shall be effective without the written consent of the Fronting Lenders holding at least a majority of the Fronting Commitments. The Administrative Agent may waive payment of the fee required under Section 13.03(b) without obtaining the consent of any of the Lenders.

Section 9.04. Preservation of Rights.

No delay or omission of the Lenders, the Fronting Agent or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan or Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders or the Required Lenders, as applicable, pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Fronting Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. Survival of Representations.

All representations and warranties of the Borrowers contained in this Credit Agreement shall survive the making of the Loans and issuance of the Letters of Credit herein contemplated.

Section 10.02. Governmental Regulation.

Anything contained in this Credit Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.03. Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.04. Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the Fronting Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the Fronting Agent and the Lenders relating to the subject matter thereof except as contemplated in Section 2.07(c).

Section 10.05. Several Obligations.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent or the Fronting Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. No Lender shall have any liability for the failure of any other Lender to perform its obligations hereunder. This Credit Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Credit Agreement and their respective successors and assigns.

Section 10.06. Expenses; Indemnification.

Whirlpool shall reimburse the Administrative Agent and the Fronting Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by the Administrative Agent and the Fronting Agent in connection with the preparation, negotiation review, execution, delivery, amendment, modification and administration of the Loan Documents. Whirlpool also agrees to reimburse the Administrative Agent, the Fronting Agent and the Lenders for any costs, internal charges and out-of- pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Fronting Agent and the Lenders, which attorneys may be employees of the Administrative Agent, the Fronting Agent or any Lender) paid or incurred by the Administrative Agent, the Fronting Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Whirlpool further agrees to indemnify the Administrative Agent, the Fronting Agent, each Issuing Lender and each Lender and each of their respective directors, officers, affiliates, agents and employees (each an “Indemnified Person”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Fronting Agent, an Issuing Lender, a Lender or any other Indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to the Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit hereunder; provided, however, that Whirlpool shall not be liable to any Indemnified Person for any such loss, claim, damage, penalty, judgment, liability or expense resulting from such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding anything in this Credit Agreement to the contrary, Whirlpool shall indemnify the Lenders for all losses, taxes (including withholding taxes), liabilities and expenses incurred or arising out of making Advances or issuing Letters of Credit in Agreed Currencies other than Dollars. The obligations of Whirlpool under this Section 10.06 shall survive the termination of this Credit Agreement.

Section 10.07. Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.08. Nonliability of Lenders.

The relationship between the Borrowers and the Lenders and the Administrative Agent and the Fronting Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, the Fronting Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform any of the Borrowers of any matter in connection with any phase of the business or operations of any of the Borrowers.

Section 10.09. CHOICE OF LAW.

THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.10. CONSENT TO JURISDICTION.

(a) EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES TO THE EXTENT ALLOWED BY LAW ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE FRONTING AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST A BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY A BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE FRONTING AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE FRONTING AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK CITY, UNLESS SUCH BORROWER IS UNABLE TO OBTAIN SUCH JURISDICTION.

(b) Each Borrowing Subsidiary domiciled outside of the United States (a “Foreign Borrower”) hereby irrevocably appoints Whirlpool as its true and lawful attorney-in-fact (the “Service of Process Agent”) in its name, place and stead to accept service of any and all writs, summons and other legal process and any such enforcement proceeding brought in the State of New York and agrees that service by the mailing, of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section V, such service to become effective 30 days after such mailing, of any enforcement proceeding may be made upon such Service of Process Agent and that it will take such action as necessary to continue such appointment in full force and effect or to appoint another such Service of Process Agent satisfactory to the Administrative Agent for service of process. Whirlpool hereby irrevocably accepts such appointment and agrees to serve in the capacity of Service of Process Agent.

(c) With respect to each Foreign Borrower:

(i) Without limiting the generality of subsections (a) and (b) of this Section 10.10, such Foreign Borrower agrees that any controversy or claim with respect to it arising out of or relating to this Credit Agreement or the other Loan Documents may, at the sole option of the Administrative Agent and the Lenders, be settled immediately by submitting the same to binding arbitration in the City of New York, New York (or such other place as the parties may agree) in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Upon the request and submission of any controversy or claim for arbitration hereunder, the Administrative Agent shall give such Foreign Borrower not less than 45 days written notice of the request for arbitration, the nature of the controversy or claim, and the time and place set for arbitration. Such Foreign Borrower agrees that such notice is reasonable to enable it sufficient time to prepare and present its case before the arbitration panel. Judgment on the award rendered by the arbitration panel may be entered in any court including, without limitation, any court of the State of New York or any federal court sitting in the State of New York. The expenses of arbitration shall be paid by such Foreign Borrower.

(ii) The provisions of subsection (i) above are intended to comply with the requirements of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “Convention”). To the extent that any provisions of such subsection (i) are not consistent with or fail to conform to the requirements set out in the Convention, such subsection (i) shall be deemed amended to conform to the requirements of the Convention.

(iii) Such Foreign Borrower hereby specifically consents and submits to the jurisdiction of the courts of the State of New York and courts of the United States located in the State of New York for purposes of entry of a judgment or arbitration award entered by the arbitration panel.

Section 10.11. WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES.

AS AN INDUCEMENT TO ENTER INTO THIS CREDIT AGREEMENT, EACH

BORROWER, THE ADMINISTRATIVE AGENT, THE FRONTING AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. Each Borrower agrees not to assert any claim against the Administrative Agent, the Fronting Agent, any Issuing Lender, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, or any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to any transactions contemplated therein.

Section 10.12. Binding Effect; Termination.

(i) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.01 have been satisfied or waived by the Lenders and it shall have been executed by the Original Borrowers and the Administrative Agent and the Fronting Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Fronting Agent and each Lender and their respective successors and assigns.

(ii) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Borrowers shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent, the Fronting Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent, the Fronting Agent or a Lender in connection therewith shall be deemed included as part of the Obligations.

Section 10.13. Confidentiality.

Each of the Administrative Agent, the Fronting Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this

Section 10.13, to (i) any Purchaser of or Participant in, or any prospective Purchaser of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Obligations; (g) with the consent of Whirlpool; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.13 or (ii) becomes available to the Administrative Agent, the Fronting Agent or any Lender on a nonconfidential basis from a source other than Whirlpool and its Subsidiaries; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrowers relating to Whirlpool and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Fronting Agent or any Lender on a nonconfidential basis prior to disclosure by Whirlpool and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE 11

THE AGENTS

Section 11.01. Appointment.

JPMorgan Chase Bank, N.A., is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Administrative Agent to act as the agent of such Lender, and JPMorgan Chase Bank, N.A., is hereby appointed Fronting Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Fronting Agent to act as the fronting agent of such Lender. Each of the Administrative Agent and the Fronting Agent agrees to act as such upon the express conditions contained in this Article 11. Neither the Administrative Agent nor the Fronting Agent shall have any fiduciary relationship in respect of any Lender by reason of this Credit Agreement.

Section 11.02. Powers.

Each of the Administrative Agent and the Fronting Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent or the Fronting Agent, as applicable, by the terms of each thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor the Fronting Agent shall have any implied duties to the Lenders or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent or the Fronting Agent, as applicable.

Section 11.03. General Immunity.

Neither the Administrative Agent, the Fronting Agent nor any of their respective directors, officers, agents or employees shall be liable to any of the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents except for its or their own gross negligence or willful misconduct.

Section 11.04. No Responsibility for Loans, Recitals, etc.

Neither the Administrative Agent, the Fronting Agent, the Syndication Agent, any Documentation Agent nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any other Person in connection with any Loan Document or any extension of credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any other Person under any Loan Document; (iii) the satisfaction of any condition specified in Article 5, except receipt of items required to be delivered to the Administrative Agent or the Fronting Agent, as applicable; or (iv) the due execution, legality, validity, enforceability (other than its own execution and delivery), genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto. Neither the Administrative Agent, the Fronting Agent, the Syndication Agent nor any Documentation Agent shall have any duty to disclose to the Lenders information that is not required to be furnished by a Borrower to the Administrative Agent or the Fronting Agent at such time, but is voluntarily furnished by any Borrower to the Administrative Agent, the Fronting Agent, the Syndication Agent or any Documentation Agent (either in its capacity as Administrative Agent, the Fronting Agent, Syndication Agent or Documentation Agent, as the case may be, or in its individual capacity). Neither the Syndication Agent, any Documentation Agent, the Co-Lead Arrangers nor the Joint Book Managers shall have any duties or obligations in that capacity under the Loan Documents.

Section 11.05. Action on Instructions of Lenders.

The Administrative Agent and the Fronting Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all the Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Each of the Administrative Agent and the Fronting Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that such indemnity shall not include liability, costs and expenses arising from the gross negligence or willful misconduct of the Administrative Agent or the Fronting Agent, as applicable.

Section 11.06. Employment of Agents and Counsel.

Each of the Administrative Agent and the Fronting Agent may execute any of its duties as

Administrative Agent or as the Fronting Agent, as applicable, hereunder and under any other Loan Document by or through agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each of the Administrative Agent and the Fronting Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

Section 11.07. Reliance on Documents; Counsel.

Each of the Administrative Agent and the Fronting Agent shall be entitled to rely upon any Note, LOC Document, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent or the Fronting Agent, which counsel may be employees of the Administrative Agent or the Fronting Agent.

Section 11.08. Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent and the Fronting Agent ratably in proportion to their respective Commitments for (i) any amounts not reimbursed by the Borrowers for which the Administrative Agent (acting as such) or the Fronting Agent (acting as such) is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses not reimbursed by the Borrowers incurred by the Administrative Agent or the Fronting Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever and not reimbursed by the Borrowers which may be imposed on, incurred by or asserted against the Administrative Agent (acting as such) or the Fronting Agent (acting as such) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent or the Fronting Agent, as applicable.

Section 11.09. Rights as a Lender.

With respect to its respective Commitment, Loans made by it, and any Notes issued to it, the Administrative Agent, the Fronting Agent, the Syndication Agent and each Documentation Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, the Fronting Agent, the Syndication Agent or a Documentation Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent, the Fronting Agent, the Syndication Agent and each Documentation Agent in its individual capacity as a Lender. The Administrative Agent, the Fronting Agent, the Syndication Agent, each Documentation Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Credit Agreement or any other Loan Document, with any Borrower or any Subsidiary of a Borrower.

Section 11.10. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Fronting Agent, the Syndication Agent, any Documentation Agent or any other Lender and based on the financial statements prepared by Whirlpool and the other Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement and the other Loan Documents. Each Lender also acknowledges that it will independently and without reliance upon the Administrative Agent, the Fronting Agent, the Syndication Agent, any Documentation Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Loan Documents.

Section 11.11. Successor Administrative Agent/Fronting Agent.

Each of the Administrative Agent or the Fronting Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or Fronting Agent, as applicable. Upon any such resignation, the Required Lenders shall have the right to appoint (with, so long as no Default shall have occurred and be continuing, the consent of Whirlpool, which consent shall not be unreasonably withheld), on behalf of the Borrowers and the Lenders, a successor Administrative Agent or Fronting Agent, as applicable. If no successor Administrative Agent or Fronting Agent, as applicable, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the resigning Administrative Agent’s or Fronting Agent’s, as applicable, giving notice of its resignation, then such resignation shall nevertheless become effective and thereafter the Lenders shall perform all duties of the Administrative Agent or the Fronting Agent, as applicable, until such time as the Required Lenders appoint a successor in accordance with the terms above. No successor Administrative Agent or Fronting Agent shall be deemed to be appointed hereunder until such successor has accepted the appointment. Any successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent or as Fronting Agent, as applicable, hereunder by a successor Administrative Agent or Fronting Agent, as applicable, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent or resigning Fronting Agent, as applicable. Upon the effectiveness of the resignation of an Administrative Agent or a Fronting Agent, the resigning Person shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After the effectiveness of the resignation of any Administrative Agent or Fronting Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Fronting Agent hereunder and under the other Loan Documents.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.01. Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default (or Unmatured Default pursuant to Section 8.02, 8.05 or 8.06) occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, matured or unmatured, contingent or non-contingent.

Section 12.02. Ratable Payments.

If, after the occurrence of a Default, any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance or LOC Obligations (other than payments received pursuant to Article 3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising such Advance held by the other Lenders or to purchase a Participation Interest in such LOC Obligations so that after such purchase each Lender will hold its ratable proportion of Loans comprising such Advance or Participation Interests in such LOC Obligations. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the Federal Funds Effective Rate and thereafter at a per annum rate equal to the Alternate Base Rate until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 12.02 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 12.02 to share in the benefits of any recovery on such secured claim.

ARTICLE 13

BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS

Section 13.01. Successors and Assigns.

The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Issuing Lenders, the Fronting Agent and the Administrative Agent and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents, and (ii) any assignment by any Lender must be made in compliance with Section 13.03. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of any Borrower, the Syndication Agent, the Documentation Agents, the Fronting Agent or the Administrative Agent, assign all or any portion of its rights under this Credit Agreement and its Notes, if any, to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent and the Fronting Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent and the Fronting Agent. Any assignee or transferee of a Lender’s rights or obligations hereunder agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.02. Participations.

(a) Permitted Participations; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in all or a portion of its rights, obligations or rights and obligations under the Loan Documents, provided that to the extent the participation concerns an amount of less than euro 50,000 (or its equivalent in any other currency), the Participant is a “Professional Market Party” within the meaning of the Dutch Financial Supervision Act. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable by the Borrowers under this Credit Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent and the Fronting Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or

Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Letter of Credit or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

(c) Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.01 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.02 as if each Participant were a Lender.

Section 13.03. Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) any part of its rights and obligations under the Loan Documents; provided that, no assignment may be made without the prior written consent of Whirlpool and the Administrative Agent in their sole discretion, unless (i) such Lender retains at all times a Commitment which, is not less than $15,000,000 (unless such Lender is assigning all of its Commitment), (ii) each such assignment to any Purchaser of any portion of such Lender’s Commitment shall be in an amount which is not less than $15,000,000 (or, if less, the remaining amount of its Commitment) and in integral multiples of $1,000,000 in excess thereof and (iii) such Lender has provided Whirlpool with three Business Days prior notice of such assignment, including such information regarding the Purchaser as Whirlpool may reasonably request. Each such assignment shall be substantially in the form of Exhibit “F” hereto or in such other form as may be agreed to by the parties thereto. The consent of Whirlpool and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof, and the consent of each Issuing Lender shall be required prior to any assignment becoming effective; provided, however, that if a Default has occurred and is continuing, the consent of Whirlpool shall not be required. No consents required by this Section 13.03(a) shall be unreasonably withheld.

(b) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment substantially in the form attached as Annex “I” to Exhibit “F” hereto (a “Notice of Assignment”), together with any consent required by Section 13.03(a), (ii) payment of a $3,500 processing fee to the Administrative Agent for processing such assignment and (iii) recordation of such assignment in the Register as required by Section 13.03(c), such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and Participation Interests under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and Participation Interests assigned to such Purchaser.

(c) Register. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of Notice of Assignment delivered to the Administrative Agent pursuant to Section 13.03(b). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provisions herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Notice of Assignment duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 13.04. Dissemination of Information.

Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries.

Section 13.05. Tax Treatment.

If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, as a condition to such transfer, to comply with the provisions of Section 2.08(l).

Section 13.06. SPC’s.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.03 (all such voting rights shall be retained by the Granting Lenders), (iv) with respect to notices, payments and other matters hereunder, the Credit Parties, the Administrative Agent, the Fronting Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender, (v) to the extent the funding by an SPC concerns an amount of less than euro 50,000 (or its equivalent in any other currency), such SPC is a “Professional Market Party” within the meaning of the Dutch Financial Supervision Act and (vi) the Granting Lender has provided Whirlpool with three Business Days prior notice of such assignment, including such information regarding the SPC as Whirlpool may reasonably request. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

Section 13.07. Pledges.

Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.

ARTICLE 14

NOTICES

Section 14.01. Giving Notice.

(a) Except as otherwise permitted by Section 2.07(g) or as provided in subsection (b) below, all notices and other communications provided to any party hereto under this Credit Agreement or any other Loan Document shall be in writing or by telecopy (and promptly confirmed) and addressed or delivered to such party at its address set forth on Schedule V hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, or sent overnight delivery via a reputable carrier, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted.

(b) So long as JPMCB or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(i), (ii), (iii), (iv) and (v) shall be delivered to the Administrative Agent in an electronic or other acceptable medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at [            ] or if by another medium to the address of the Administrative Agent. In the event such materials are transmitted to such e-mail address such transmission shall satisfy the Borrowers’ obligation to deliver such materials. The Borrowers agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Credit Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Credit Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 14.02. Change of Address.

Subject to Section 10.10(b), each Borrower, the Administrative Agent, the Fronting Agent and each Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. This Credit Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent, the Fronting Agent and the Lenders and the Administrative Agent has either received such executed counterparts or has been notified, by telecopy, that such party has executed its counterparts. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that an original executed counterpart will be delivered.

ARTICLE 16

PATRIOT ACT NOTICE

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the Borrowers, the Administrative Agent and the Lenders have caused this Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WHIRLPOOL CORPORATION

By:	/s/ Margaret M. McLeod
Margaret M. McLeod

Title:	Vice President and Treasurer
2000, M-63
Benton Harbor, Michigan 49022
Attn: Assistant Treasurer
Telecopy No.: 269-923-5038

WHIRLPOOL EUROPE B.V.

By:	/s/ Margaret M. McLeod
Margaret M. McLeod

Title:	Attorney-in-Fact
c/o Whirlpool Corporation
2000, M-63
Benton Harbor, Michigan 49022
Attn: Assistant Treasurer
Telecopy No.: 269-923-5038

WHIRLPOOL FINANCE B.V.

By:	/s/ Margaret M. McLeod
Margaret M. McLeod

Title:	Attorney-in-Fact
c/o Whirlpool Corporation
2000, M-63
Benton Harbor, Michigan 49022
Attn: Assistant Treasurer
Telecopy No.: 269-923-5038

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

WHIRLPOOL CANADA HOLDING COMPANY

By:	/s/ Margaret M. McLeod
Margaret M. McLeod

Title:	President and Treasurer
c/o Whirlpool Corporation
2000, M-63
Benton Harbor, Michigan 49022
Attn: Assistant Treasurer
Telecopy No.: 269-923-5038

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

JPMorgan Chase Bank, N.A., as Administrative Agent, Fronting Agent, Fronting Lender, Issuing Lender and an Extending Lender

By:	/s/ Anthony W. White
Name:	Anthony W. White
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

CITIBANK, N.A., as Syndication Agent, Fronting Lender and an Extending Lender

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Documentation Agent and an Extending Lender

By:	/s/ W. Thomas Barnett
Name:	W. Thomas Barnett
Title:	Senior Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

FORTIS CAPITAL CORP., as Documentation Agent and an Extending Lender

By:	/s/ Carlos del Marmol
Name:	Carlos del Marmol
Title:	Head of International Desk N.A.

By:	/s/ Steven D. Silverstein
Name:	Steven D. Silverstein
Title:	Director

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agent and an Extending Lender

By:	/s/ Michaela V. Galluzzo
Name:	Michaela V. Galluzzo
Title:	Senior Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as an Extending Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BNP PARIBAS, as an Extending Lender

By:	/s/ Fikret Durmus
Name:	Fikret Durmus
Title:	Vice President

By:	/s/ Curt Price
Name:	Curt Price
Title:	Managing Director

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

CREDIT INDUSTRIEL ET COMMERCIAL, as an Extending Lender

By:	/s/ Brigitte Chevallier
Name:	Brigitte Chevallier
Title:

By:	/s/ Francis Boubazine
Name:	Francis Boubazine
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

THE NORTHERN TRUST COMPANY, as an Extending Lender

By:	/s/ Rebecca H. Pasquesi
Name:	Rebecca H. Pasquesi
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

UNICREDIT BANK AUSTRIA AG, as an Extending Lender

By:	/s/ Thomas Klenner
Name:	Thomas Klenner
Title:	Managing Director

By:	/s/ Wolfgang Trcka
Name:	Wolfgang Trcka
Title:	Senior Relationship Manager

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

HSBC BANK USA, N.A., as an Extending Lender

By:	/s/ Andrew Bicker
Name:	Andrew Bicker
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

INTESA SANPAOLO S.P.A., as an Extending Lender

By:	/s/ Robert Wurster
Name:	Robert Wurster
Title:	Senior Vice President

By:	/s/ Luca Sacchi
Name:	Luca Sacchi
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

NORDEA BANK FINLAND PLC, acting through its New York and Grand Cayman branches, as an Extending Lender

By:	/s/ Gerald E. Chelius, Jr.
Name:	Gerald E. Chelius, Jr.
Title:	SVP Credit

By:	/s/ Leena Parker
Name:	Leena Parker
Title:	First Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BANCO SANTANDER, S.A. New York Branch, as an Extending Lender

By:	/s/ Ignacio Campillo
Name:	Ignacio Campillo
Title:	Managing Director

BANCO SANTANDER, S.A. New York Branch, as an Extending Lender

By:	/s/ Jesus Lopez
Name:	Jesus Lopez
Title:	Senior Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH, as an Extending Lender

By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Director

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as an Extending Lender

By:	/s/ Mary Ann Klemm
Name:	Mary Ann Klemm
Title:	Vice President

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

UBS LOAN FINANCE LLC, as a Non-Extending Lender

By:
Name:
Title:

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Non-Extending Lender

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

WESTPAC INSTITUTIONAL BANK, as a Non-Extending Lender

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

STANDARD CHARTERED BANK, as a Non-Extending Lender

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Non-Extending Lender

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BANK OF MONTREAL, as a Non-Extending Lender

By:
Name:
Title:

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as an Extending Lender

By:	/s/ Yoram Dankner
Name:	Yoram Dankner
Title:	Managing Director

By:	/s/ Ivana Albanese-Rizzo
Name:	Ivana Albanese-Rizzo
Title:	Managing Director

WHIRLPOOL CORPORATION - CREDIT AGREEMENT

EXHIBIT “A”

(to Credit Agreement)

NOTE

[Whirlpool Corporation, a Delaware corporation] [Whirlpool Europe B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands] [Whirlpool Finance B.V., a Netherlands corporation having its corporate seat in Breda, The Netherlands] [Whirlpool Canada Holding Company, a Nova Scotia unlimited company] (the “Borrower”), promises to pay to the order of                              (the “Lender”) the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Amended and Restated Long Term Credit Agreement dated as of August [    ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders (including, without limitation, the Lender) from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), on the dates, in the currency and funds, and at the place determined pursuant to the terms of the Credit Agreement, together with interest, in like currency and funds, on the unpaid principal amount hereof at the rates and on the dates determined pursuant to the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount, currency and maturity of each Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrower’s obligations under any Loan Document.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a settlement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. This Note shall be governed by the laws of the State of New York.

[WHIRLPOOL CORPORATION]
[WHIRLPOOL EUROPE B.V.]
[WHIRLPOOL FINANCE B.V.]
[WHIRLPOOL CANADA HOLDING COMPANY]

By:
Title:

Exhibit A, Page 1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount and Currency of Loan	Maturity of Loan	Principal Amount Paid	Unpaid Balance

Exhibit A, Page 2

EXHIBIT “B”

(to Credit Agreement)

[RESERVED]

Exhibit B, Page 1

EXHIBIT “C”

(to Credit Agreement)

[RESERVED]

Exhibit C, Page 1

EXHIBIT “D”

(to Credit Agreement)

[RESERVED]

Exhibit D, Page 1

EXHIBIT “E”

(to Credit Agreement)

ASSUMPTION AGREEMENT

                    , 20

To the Lenders party to the

Credit Agreement referred

to below

Ladies and Gentlemen:

Reference is made to the Amended and Restated Long Term Credit Agreement dated as of August [    ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Terms defined in the Credit Agreement and used herein are used herein as defined therein.

The undersigned,                     , a                      corporation, wishes to become a “Borrower” under the Credit Agreement and, accordingly, hereby agrees that (i) from the date hereof it shall be a “Borrower” under the Credit Agreement, and (ii) from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other Obligations thereunder, and until termination thereunder of its status as a “Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which is stated to apply to any “Borrower” to the same extent as if it had originally signed the Credit Agreement as a “Borrower” party thereto. Without limiting the generality of the foregoing, the undersigned hereby (i) confirms, represents and warrants that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof, and (ii) confirms, reaffirms and restates, as of the date hereof, the representations and warranties set forth in Article 6 of the Credit Agreement provided that such representations and warranties shall be and hereby are deemed amended so that each reference therein to “this Credit Agreement”, including, without limitation, each such reference included in the term “Loan Documents”, shall be deemed to be a collective reference to this Assumption Agreement, the Credit Agreement and the Credit Agreement as supplemented by this Assumption Agreement.

So long as the principal of and interest on all Advances made to the undersigned under the Credit Agreement shall have been paid in full and all other obligations of the undersigned under the Credit Agreement shall have been fully performed, Whirlpool may by not less than five Business Days’ prior notice to the Lenders terminate the undersigned’s status as a “Borrower” under the Credit Agreement.

Exhibit E, Page 1

THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Assumption Agreement as of the date and year first above written.

[Name of Additional Borrowing Subsidiary]

By:
Title:
Address for Notices under the Credit Agreement:

By its signature, Whirlpool hereby consents to                      becoming an Additional Borrowing Subsidiary and acknowledges that                      shall also be a Borrowing Subsidiary whose obligations shall be guaranteed by Whirlpool pursuant to Article 4 of the Credit Agreement:

WHIRLPOOL CORPORATION

By:
Title:

Exhibit E, Page 2

EXHIBIT “F”

(the Credit Agreement)

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                      (the “Assignor”) and                      (the “Assignee”) is dated as of             , 20    . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, supplemented, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 3 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 4 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Annex “I” attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent by Section 13.03(a) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENT OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

Exhibit F, Page 1

5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or letter of credit, facility or utilization fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder for the period prior to the Effective Date.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including, without limitation, documents granting the Assignor and the other Lenders a security interest in assets of any Borrower, any Subsidiary of a Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of any Borrower, any Subsidiary of a Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of any Borrower, any Subsidiary of a Borrower or any guarantor, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement [and confirms that it is a Professional Market Party within the meaning of the Dutch Financial Supervision Act]******, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].*******

******    To be inserted if the amount to be assigned is less than euro 50,000 (or its equivalent in any other currency).

*******  To be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

Exhibit F, Page 2

[7A. CONFIRMATION BY THE DUTCH BORROWERS. The Dutch Borrowers confirm that the Assignee has the status of a Professional Market Party within the meaning of the Dutch Financial Supervision Act.] ]******

8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 13.03(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment or Aggregate Fronting Sublimit occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment or Aggregate Fronting Sublimit, as applicable.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

****** To be inserted if the amount to be assigned is less than euro 50,000 (or its equivalent in any other currency).

Exhibit F, Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Exhibit F, Page 4

SCHEDULE 1

(to Assignment Agreement)

1.	Description and Date of Credit Agreement:

Amended and Restated Long Term Credit Agreement dated as of August [    ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”)

2.	Date of Assignment Agreement: , 20

3.	Amounts (As of Date of Item 2 above):

a.	Total of Commitments (Loans) [1] under Credit Agreement:	$

b.	Assignee’s Percentage purchased under the Assignment Agreement [2]		%

c.	Assignee’s Fronting Commitment purchased under the Assignment Agreement	$

d.	Assignee’s Aggregate (Loan Amount)[3] Commitment Amount Purchased under the Assignment Agreement:	$

4.	Proposed Effective Date: , 20

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Title:	Title:

[1]	If Commitment has been terminated, insert outstanding Loans in place of Commitment.
[2]	Percentage taken to 9 decimal places.

Exhibit F, Page 5

[3]	If Commitment has been terminated, insert outstanding Loans in place of Commitment.

Exhibit F, Page 6

ATTACHMENT

(to Schedule I to Assignment Agreement)

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

Exhibit F, Page 7

ANNEX “I”

(to Assignment Agreement)

NOTICE OF ASSIGNMENT

                    , 20

To:	WHIRLPOOL CORPORATION

2000, M-63

Benton Harbor, Michigan 49022

JPMorgan Chase Bank, N.A.

270 Park Avenue, 47th Floor

New York, NY 10017

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1. We refer to that Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this “Notice of Assignment”) is given and delivered to Whirlpool and the Administrative Agent pursuant to Section 13.03(b) of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of                     , 20     (the “Assignment Agreement”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor, the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement. The Effective Date of the Assignment Agreement shall be the later of the date specified in Item 4 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 13.03(a) and 13.03(b) of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to Whirlpool and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 4 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of

Exhibit F, Page 8

the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 13.03(b) of the Credit Agreement.

6. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

7. The Assignee hereby represents and warrants [(i)] that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA[, and (ii) that it has the status of a Professional Market Party] ]******.

8. The Assignee authorizes each of the Administrative Agent and the Fronting Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that neither the Administrative Agent nor the Fronting Agent has any duty to supply information with respect to any Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement. 1

[1]	May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

****** To be inserted if the amount to be assigned is less than euro 50,000 (or its equivalent in any other currency).

Exhibit F, Page 9

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED	ACKNOWLEDGED
AND CONSENTED TO BY:	AND CONSENTED TO BY:

JPMORGAN CHASE BANK, N.A.,	WHIRLPOOL CORPORATION
as Administrative Agent

By:	By:

Title:	Title:

[Attach photocopy of Schedule 1 to the Assignment Agreement]

Exhibit F, Page 10

EXHIBIT “G”

(to Credit Agreement)

COMPLIANCE CERTIFICATE

To:	The Lenders party to the

Amended and Restated Long Term Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Long Term Credit Agreement dated as of August [        ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of Whirlpool,                      of Whirlpool Europe,                      of Whirlpool Finance and                      of Whirlpool Canada;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Whirlpool and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. Whirlpool and its Subsidiaries are in compliance with (a) the limitations on Liens set forth in Section 7.10(xvi) of the Credit Agreement and (b) the limitations on Indebtedness and Off-Balance Sheet Obligations set forth in Section 7.11 of the Credit Agreement; and

5. Schedule 1 attached hereto sets forth financial data and computations evidencing Whirlpool’s compliance with Sections 7.12 and 7.13 of the Credit Agreement, all of which data and computations are true, complete and correct.

6. Described below are the exceptions, if any, to paragraph 3 above:

[list, in detail, the nature of each condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event]

Exhibit G, Page 1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 20    .

Exhibit G, Page 2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             , 20              with

Sections 7.12 and 7.13 of the Credit Agreement

A.	Compliance with Section 7.12: Leverage Ratio

1.	Consolidated EBITDA for the twelve month period ending on the date of calculation (see Schedule A attached)	$

2.	Consolidated Indebtedness on the date of calculation	$

3.	Leverage Ratio (Line A2/Line A1)		:1.0

Maximum allowed:	Line A3 shall be less than or equal to (a) 3.50 to 1.00 for each fiscal quarter ended on or prior to December 31, 2010 and (b) 3.25 to 1.00 for each fiscal quarter ended thereafter.

B.	Compliance with Section 7.13: Interest Coverage Ratio

1.	Consolidated EBITDA for the twelve month period ending on the date of calculation (see Schedule A attached)	$

2.	Consolidated Interest Expense for the twelve month period ending on the date of calculation	$

3.	Interest Coverage Ratio (Line B1 ÷ Line B2)		:1.0

Minimum required:	Line B3 shall be greater than or equal to (a) 2.50 to 1.00 for each fiscal quarter ended on or prior to December 31, 2010 and (b) 3.00 to 1.00 for each fiscal quarter ended thereafter.

Exhibit G, Page 3

EXHIBIT A TO

SCHEDULE I TO COMPLIANCE CERTIFICATE

Calculation of Consolidated EBITDA

1.	Consolidated net income of Whirlpool and its Consolidated Subsidiaries (as determined in accordance with GAAP)		$

2.	To the extent such amounts were deducted in the determination of consolidated net income for the applicable period,

	(A)	Consolidated Interest Expense	$

	(B)	Taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries	$

	(C)	Identifiable and verifiable non-recurring restructuring charges taken by Whirlpool	$

	(D)	Identifiable and verifiable non-cash pre-tax charges taken by Whirlpool	$

	(D)	Depreciation and amortization expense	$

	(F)	Non-cash charges and expense and fees related to class action lawsuits, product recalls, regulatory proceedings and governmental investigations	$

3.	Sum of Lines 2(A) through 2(F)		$

4.	To the extent such amounts were deducted in the determination of consolidated net income for the applicable period,

	(A)	losses (or income) from discontinued operations**	$

	(B)	losses (or gains) from the effects of accounting changes*	$

5.	Sum of Lines 4(A) and 4(B)		$

6.	To the extent such amounts were not deducted in the determination of consolidated net income for the applicable period, cash charges and expense and fees related to class action lawsuits, product recalls, regulatory proceedings and governmental investigations		$

7.	Consolidated EBITDA (Line 1 + Line 3 + Line 5 – Line 6)		$

Exhibit G, Page 4

*	Restructuring charged described in Line 2(C) shall not exceed $100,000,000 in any twelve month period.
**	Income or gains described in Lines 4(A) and 4(B) shall be recorded as negative numbers.

Exhibit G, Page 5

EXHIBIT “H”

(to Credit Agreement)

COMMITTED BORROWING NOTICE

                    , 20

To:	JPMorgan Chase Bank, N.A.
as administrative agent (the “Administrative Agent”)

cc:	JPMorgan Chase Bank, N.A. (“the Fronting Agent”)

From:	[applicable Borrower]

Re:	Amended and Restated Long Term Credit Agreement dated as of August [ ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. We hereby give notice pursuant to Section 2.03(e) of the Credit Agreement that we request the following [Floating Rate Advance] [Eurocurrency Committed Advance]:

Borrowing Date:                     , 20

Principal Amount*	Agreed Currency**	Interest Period***

Account of [applicable Borrower] to be credited*****:

Exhibit H, Page 1

3. The undersigned hereby certifies that the representations and warranties contained in Article 6 of the Credit Agreement are true and correct as of such Borrowing Date (except the representations and warranties set forth in Sections 6.04, 6.05 and 6.07 of the Credit Agreement, which representations and warranties are true and correct as of the respective dates specified therein).

4. Prior to and after giving effect to such Committed Advance, no Default or Unmatured Default exists.

[Name of applicable Borrower]

By:

Title:

*	Amount must be $5,000,000 or a larger multiple of $1,000,000.
**	With respect to Eurocurrency Committed Advances, Dollars, Sterling or euros.
***	With respect to Eurocurrency Committed Advances, one week or one, two, three or six months, subject to the provisions of the definition of Interest Period.
****	Applicable Borrower to insert all relevant account information, i.e. name of account, account number, routing number, etc.

Exhibit H, Page 2

EXHIBIT “I”

(to Credit Agreement)

DOLLAR CONTINUATION/CONVERSION NOTICE

                    , 200

To:	JPMorgan Chase Bank, N.A.
as administrative agent (the “Administrative Agent”)

cc:	JPMorgan Chase Bank, N.A. (“the Fronting Agent”)

From:	[applicable Borrower]

Re:	Amended and Restated Long Term Credit Agreement dated as of August [ ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. We hereby give notice pursuant to Section 2.03(f) of the Credit Agreement that we request a continuation or conversion of the following Dollar-denominated [Floating Rate Advance] [Eurocurrency Committed Advance] according to the terms below:

(A)	Date of continuation or conversion (which is the last day of the applicable Interest Period)

(B)	Principal amount of continuation or conversion*

(C)	Type of Advance

(D)	Interest Period and the last day thereof **

Exhibit I, Page 1

[Name of applicable Borrower]

By:

Title:

*	Amount must be $5,000,000 or a larger multiple of $1,000,000.
**	With respect to Eurocurrency Committed Advances, one week or one, two, three or six months, subject to the provisions of the definition of Interest Period.

Exhibit I, Page 2

EXHIBIT “J”

(to Credit Agreement)

NON-DOLLAR CONTINUATION/CONVERSION NOTICE

                    , 200

To:	JPMorgan Chase Bank, N.A.
as administrative agent (the “Administrative Agent”)

cc:	JPMorgan Chase Bank, N.A. (“the Fronting Agent”)

From:	[applicable Borrower]

Re:	Amended and Restated Long Term Credit Agreement dated as of August [ ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. We hereby give notice pursuant to Section 2.03(g) of the Credit Agreement that we request a continuation or conversion of the following non-Dollar-denominated Eurocurrency Committed Advance according to the terms below:

(A)	Date of continuation or conversion (which is the last day of the applicable Interest Period)

(B)	Principal amount of continuation or conversion*

(C)	Agreed Currency of Advance**

(D)	Interest Period and the last day thereof ***

Exhibit J, Page 1

[Name of applicable Borrower]

By:

Title:

*	Amount must be $5,000,000 or a larger multiple of $1,000,000.
**	Sterling or euros
***	One week or one, two, three or six months, subject to the provisions of the definition of Interest Period.

Exhibit J, Page 2

EXHIBIT “K”

(to Credit Agreement)

FRONTED BORROWING NOTICE

                    , 200

To:	JPMorgan Chase Bank, N.A.
(as “Fronting Agent”)

cc:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	[Whirlpool Corporation][Whirlpool Finance B.V.]

Re:	Amended and Restated Long Term Credit Agreement dated as of August [ ], 2009 among Whirlpool Corporation, Whirlpool Europe B.V., Whirlpool Finance B.V., Whirlpool Canada Holding Company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent for such lenders, Citibank, N.A., as Syndication Agent, and The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).

1. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. We hereby give notice pursuant to Section 2.06(e) of the Credit Agreement that we request the following Fronted Advance:

Borrowing Date:                     ,

Principal Amount*	Agreed Currency**	Interest Period***

Exhibit K, Page 1

Account of [Whirlpool Corporation][Whirlpool Finance B.V.] to be credited*****:

3. The undersigned hereby certifies that the representations and warranties contained in Article 6 of the Credit Agreement are true and correct as of such Borrowing Date (except the representations and warranties set forth in Sections 6.04, 6.05 and 6.07 of the Credit Agreement, which representations and warranties are true and correct as of the respective dates specified therein).

4. Prior to and after giving effect to such Committed Advance, no Default or Unmatured Default exists.

[WHIRLPOOL CORPORATION]
[WHIRLPOOL FINANCE B.V.]

By:

Title:

*	Amount must be $25,000,000.
**	Dollars, Sterling or euros.
***	One week or one to Seven days, subject to the provisions of the definition of Interest Period.
****	Applicable Borrower to insert all relevant account information, i.e. name of account, account number, routing number, etc.

Exhibit K, Page 2

SCHEDULE I

(to Credit Agreement)

COMMITMENTS

Lender	Unextended Commitment	Extended Commitment
Citibank, N.A.		$148,525,925.92
JPMorgan Chase Bank, N.A.		$148,525,925.92
Bank of America, N.A.		$133,629,629,63
The Royal Bank of Scotland Plc		$133,629,629,63
Barclays Bank plc*	$167,444,444.44
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		$107,555,555.55
ING Bank N.V., Dublin Branch		$107,555,555.55
Sumitomo Mitsui Banking Corporation*	$134,444,444.44
Fortis Capital Corp		$97,777,777.78
Bank of Montreal/Bank of Montreal Ireland plc*	$69,259,259.26
Credit Industriel et Commercial		$55,407,407.41
The Northern Trust Company		$55,407,407.41
Standard Chartered Bank*	$69,259,259.26
Bayerische Hypo – und Vereinsbank AG, New York Branch		$33,896,296.29
Intesa Sanpaolo S.p.A		$32,592,592.59
BNP Paribas		$32,592,592.59
Nordea Bank Finland plc		$32,592,592.59
UBS Loan Finance LLC*	$40,740,740.74
U.S. Bank National Association		$32,592,592.59
Westpac Banking Corporation*	$40,740,740.74
HSBC Bank USA, N.A.		$32,800,000.00
Banco Santander, S.A., New York Branch		$55,407,407.41
Wells Fargo Bank, N.A.		$55,407,407.41
Deutsche Bank AG New York Branch		$32,592,592.59
Bank Austria AG		$21,511,111.13
TOTAL	$521,888,888.88	$1,350,000,000.00

*	Lenders marked with asterisk are Non-Extending Lenders. All other Lenders are Extending Lenders.

Schedule I

SCHEDULE I

(to Credit Agreement)

FRONTING COMMITMENTS

Lender	Fronting Commitment	Percentage
Citibank, N.A.	$100,000,000.00	50.00%
JPMorgan Chase Bank, N.A.	$100,000,000.00	50.00%
Total:	$200,000,000.00	100.00%

Schedule I

SCHEDULE I

(to Credit Agreement)

LOC COMMITMENTS

Lender	LOC Commitment	Percentage
JPMorgan Chase Bank, N.A.	$125,000,000	62.50%
Wells Fargo Bank, NA	$50,000,000	25.00%
Another Lender to be approved by Whirlpool Corporation	$25,000,000	12.50%
Total:	$200,000,000.00	100.00%

Schedule I

SCHEDULE II

(to Credit Agreement)

EUROCURRENCY PAYMENT OFFICES

OF THE ADMINISTRATIVE AGENT1

Currency	Eurocurrency Payment Office
Dollars	To: JPMorgan Chase Bank, N.A.

For: JPMorgan Chase Bank, N.A.

euros	To: JPMorgan Chase Bank, N.A.

For: JPMorgan Chase Bank, N.A.

[1]	Accounts to be provided before payments made.

Schedule II

Schedule III

(to Credit Agreement)

MLA Cost

1.	The MLA Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The MLA Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Alternative Base Rate Margin and the Eurocurrency Margin, as applicable, and the MLA Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.08(d) (Rate after Certain Defaults)) payable for the relevant Interest Period on the Loan.

Schedule III

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

Schedule III

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the MLA Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the MLA Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	The Administrative Agent may from time to time, after consultation with Whirlpool and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule III

SCHEDULE IV

(to Credit Agreement)

PRICING SCHEDULE (PART I)

Each of “Unused Commitment Fee Rate”, “Eurocurrency Margin”, “Alternate Base Rate Margin” and “Utilization Fee Rate” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV
Unused Commitment Fee Rate	25.0	37.5	50.0	75.0

Eurocurrency Margin	250.0	275.0	300.0	400.0

Alternate Base Rate Margin	150.0	175.0	200.0	300.0

Utilization Fee Rate	100.0	100.0	100.0	100.0

For purposes of this Schedule, the following terms have the following meanings:

“Level I Pricing” applies at any date if, at such date, Whirlpool’s senior unsecured long-term debt is rated BBB+ or higher by S&P and Baa1 or higher by Moody’s.

“Level II Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III or Level IV applies at any date.

Schedule IV

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of Whirlpool without third-party credit enhancement, and any rating assigned to any other debt security of Whirlpool shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

The following provisions are applicable: If Whirlpool is split-rated and the ratings differential is one level, the lower of the two ratings will apply (e.g. BBB+/Baa2 results in Level II Pricing). If Whirlpool is split-rated and the ratings differential is more than one level, the level immediately above the lowest rating shall be used (e.g. BBB+/Baa3 results in Level II Pricing).

Schedule IV

SCHEDULE IV

(to Credit Agreement)

PRICING SCHEDULE (PART II)

Each of “Unused Commitment Fee Rate”, “Eurocurrency Margin”, “Alternate Base Rate Margin” and “Utilization Fee Rate” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Unused Commitment Fee Rate	37.5	50.0	62.5	87.5	100.0

Eurocurrency Margin	275.0	300.0	350.0	400.0	450.0

Alternate Base Rate Margin	175.0	200.0	250.0	300.0	350.0

Utilization Fee Rate	50.0	50.0	50.0	50.0	50.0

For purposes of this Schedule, the following terms have the following meanings:

“Level I Pricing” applies at any date if, at such date, Whirlpool’s senior unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level II Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies at any date if, at such date, (i) Whirlpool’s senior unsecured long-term debt is rated BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing or Level III Pricing applies.

“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.

Schedule IV

“Pricing Level” refers to the determination of which of Level I, Level II, Level III or Level IV applies at any date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of Whirlpool without third-party credit enhancement, and any rating assigned to any other debt security of Whirlpool shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

The following provisions are applicable: If Whirlpool is split-rated and the ratings differential is one level, the higher of the two ratings will apply (e.g. BBB+/Baa2 results in Level I Pricing). If Whirlpool is split-rated and the ratings differential is more than one level, the level immediately below the highest rating shall be used (e.g. BBB+/Ba1 results in Level II Pricing).

Schedule IV

SCHEDULE V

(to Credit Agreement)

NOTICES

[To be updated]

Borrowers:

Whirlpool Corporation

2000, M-63

Benton Harbor, Michigan 49022

Attn: Margaret McLeod

Telephone:	(269) 923-5352
Facsimile:	(269) 923-5515

Whirlpool Europe B.V.

c/o Whirlpool Corporation

2000, M-63

Benton Harbor, Michigan 49022

Attn: Margaret McLeod

Telephone:	(269) 923-5352
Facsimile:	(269) 923-5515

Whirlpool Finance B.V.

c/o Whirlpool Corporation

2000, M-63

Benton Harbor, Michigan 49022

Attn: Margaret McLeod

Telephone:	(269) 923-5352
Facsimile:	(269) 923-5515

Whirlpool Canada Holding Company

c/o Whirlpool Corporation

2000, M-63

Benton Harbor, Michigan 49022

Attn: Margaret McLeod

Telephone:	(269) 923-5352
Facsimile:	(269) 923-5515

Agent:

JPMorgan Chase Bank, N.A.

270 Park Avenue, 47th floor

New York, NY 10017

Attn: Vito S. Cipriano, Account Manager

Telephone:	(212) 552-7402
Facsimile:	(212) 552-5662

Email: vito.cipriano@jpmorgan.com

Schedule V

Lenders:

Credit Contact		Administrative Contact
ABN AMRO Bank N.V.		ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500		208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003		Chicago, IL 60604-1003
Attn: Sherry Manning		Attn: Loan Administration
Telephone:	(312) 992-5110	Telephone:	(312) 992-5152
Facsimile:	(312) 992-5111	Facsimile:	(312) 992-5158
Email: sherry.manning@abnamro.com
Banca Intesa S.p.A.		Banca Intesa S.p.A.
1 William Street		1 William Street
New York, NY 10004		New York, NY 10004
Attn: Raul Madrigal		Attn: Isabella Castrogiovanni
Telephone:	(212) 607-3630	Telephone:	(212) 607-3522
Facsimile:	(212) 809-2124	Facsimile:	(212) 607-3897
Banca Nazionale Del Lavoro S.p.A., New York Branch		Banca Nazionale Del Lavoro S.p.A., New York Branch
25 West 51st Street		25 West 51st Street
New York, NY 10019		New York, NY 10019
Attn: Francesco di Mario		Attn: Anna Hernandez, AVP
Telephone:	(212) 314-0217	Telephone:	(212) 314-0679
Facsimile:	(212) 765-2978	Facsimile:	(212)
Email: franco.demario@bnlny.com		Email: comdiv@bnlny.com
Banca Nazionale Del Lavoro S.p.A., New York Branch
25 West 51st Street
New York, NY 10019
Ann: Maria Zaldumbide
		Telephone:	(212) 314-0210
		Facsimile:	(212) 765-2978
Email: comdiv@bnlny.com
Bank Austria Creditanstalt AG		Bank Austria Creditanstalt AG
A-1010 Vienna		A-1010 Vienna
Vordere Zollamtsstrasse 13		Vordere Zollamtsstrasse 13
Attn: Hilke Schubert		Attn: Inge Grienauer
Telephone:	43 0 50505-44121	Telephone:	43 0 50505-44222
Facsimile:	43 1 319-6522	Facsimile:	43 0 50505-49394
Email: hilke.Schubert@ba-ca.com		Email: inge.grienauer@ba-ca.com

Schedule V

Credit Contact		Administrative Contact
Bank of America, N.A.		Bank of America, N.A.
231 South LaSalle Street, 9th Floor		1850 Gateway Boulevard
Chicago, IL 60604		Concord, CA 94520-3282
Attn: Sharon Burks Horos		Attn: Myrna Lara
Telephone:	(312) 828-2149	Telephone:	(925) 675-8391
Facsimile:	(312) 828-6269	Facsimile:	(888) 969-2638
Email: Sharon_burks.horos@bankofamerica.com		Email: myrna.lara@bankofamerica.com
Bank of Montreal		Bank of Montreal
115 South LaSalle St. Floor 12W		115 South LaSalle St. Floor 17W
Chicago, IL 60603		Chicago, IL 60603
Attn: Joseph Linder		Attn: Erin Allan
Telephone:	(312) 750—	Telephone:	(312) 867-6479
Facsimile:	(312) 845-2199	Facsimile:	(312) 8867-4050
Email: joseph.linder@bmo.com
Bank of Montreal Ireland PLC		Bank of Montreal
4th Floor, Segrave House		100 King Street West
19/20 Earlsfort Terrace		19th Floor, First Canadian Place
Dublin 2, Ireland		Toronto, Ontario M5X 1A1
Attn: Finbarr Farrell		Attn: Barbara Cordeiro
Telephone:	353 1 662-9300	Telephone:	(416) 867-5683
Facsimile:	353 1 662-9301	Facsimile:	(416) 867-4116
Email: finbarr.farrell@bmo.com
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		BTM Information Services, Inc.
1251 Avenue of the Americas, 12th floor		The Bank of Tokyo-Mitsubishi UFJ, Ltd.
New York, NY 10020-1104		1251 Avenue of the Americas, 12th floor
Attn: Paresh R. Shah		New York, NY 10020-1104
Vice President		Attn: Rolando Uy,
Telephone:	(212) 782-5649	AVP,
Facsimile:	(212) 782-6440	Loan Operations Dept.
Email: pshah@btmna.com		Telephone:	(201) 413-8570
		Facsimile:	(201) 521-2304
The Bank of Tokyo-Mitsubishi UFJ, Ltd.			(201) 521-2305
1251 Avenue of the Americas, 12th floor
New York, NY 10020-1104
Attn: Ro Toyoshima
Vice President
Telephone:	(212) 782-4307
Facsimile:	(212) 782-6440
Email: rtoyoshima@btmna.com

Schedule V

Credit Contact		Administrative Contact

Barclays Capital		Barclays Capital
200 Park Avenue		222 Broadway
New York, NY 10166		New York, NY 10038
Attn: John Giannone		Attn: Eddie Cotto
Telephone:	(212) 412-3276	Telephone:	(212) 412-3710
Facsimile:	(212) 412-7511	Facsimile:	(212) 412-5306
Email: john.giannone@barcap.com		Email: eddie.cotto@barcap.com
Citibank N.A.		Citibank N.A.
233 S. Wacker Dr. 86th		2 Penns Way, 2nd Floor
Chicago, IL 60606		New Castle, DE 05720
Attn: John Coons		Attn: Sean L. Portrait, Assistant Manager
Telephone:	(312) 876-3270	Telephone:	(302) 894-6083
Facsimile:	(312) 876-3290	Facsimile:	(302) 894-6120
Email: john.w.coons@citigroup.com		Email: sean.l.portrait@citigroup.com
Credit Industriel et Commercial		Credit Industriel et Commercial
6, Avenue de Provence		CIC Centre Administraftif DGC-CEF
75009 Paris France		95091 Cergy Pontoise Cedex France
Attn: Wolfgang Fassbender		Attn: Annick Merard
Telephone:	011 33 1 45 96 60 96	Telephone:	011 33 1 45 96 48 60
Facsimile:	011 33 1 45 96 91 05	Facsimile:	011 33 1 45 96 49 44
Email: fassbewo@cic.fr		Email: merardan@cic.fr
Fortis Capital Corp.		Fortis Capital Corp.
3 Stamford Plaza		3 Stamford Plaza
301 Tresser Boulevard, 9th Floor		301 Tresser Boulevard, 9th Floor
Stamford, CT 06901		Stamford, CT 06901
Attn: Egans van Iterson Scholten		Attn: Marlene Purrier-Ellis/Frank Campanelli
Telephone:	(203) 705-5939	Telephone:	(203) 705-5753/5936
Facsimile:	(203) 705-5899	Facsimile:	(203) 705-5898/5888
Email: egans.vanitersonscholten@fortiscapitalusa.com		Email: marlene.purrier-ellis@fortiscapitalusa.com
frank.campanelli@fortiscapitalusa.com
ING Bank N.V.		ING Bank N.V.
49 St. Stephen’s Green		49 St. Stephen’s Green
Dublin 2		Dublin 2
Ireland		Ireland
Attn: Bairbre Kelleher		Attn: Alan Maher
Telephone:	(01) 638 4028	Telephone:	(01) 638 4008
Facsimile:	(01) 638 4050	Facsimile:	(01) 638 4060
Email: bairbre.Kelleher@ie.ing.com		Email: alan.maher@ie.ing.com

Schedule V

Credit Contact		Administrative Contact
JPMorgan Chase Bank, N.A.		JPMorgan Chase Bank, N.A.
270 Park Avenue, 4th floor		270 Park Avenue, 47th floor
New York, NY 10017		New York, NY 10017
Attn: Tina Ruyter		Attn: Vito S. Cipriano
Telephone:	(212) 270-6532	Account Manager
Facsimile:	(212) 270-3279	Telephone:	(212) 552-7402
Email:		Facsimile:	(212) 552-5662
Email: vito.cipriano@jpmorgan.com
Nordea Bank Finland Plc		Nordea Bank Finland Plc
437 Madison Avenue		437 Madison Avenue
New York, NY 10022		New York, NY 10022
Attn: Thomas Hickey		Attn: Loan Administration Department
Telephone:	(212) 318-9306	Telephone:	(212) 318-9300
Facsimile:	(212) 318-9318	Facsimile:	(212) 318-9188
Email: thomas.hickey@nordea.com
The Northern Trust Company		The Northern Trust Company
50 S. LaSalle, 11th floor		50 S. LaSalle, 11th floor
Chicago, IL 60675		Chicago, IL 60675
Attn: Peter R. Martinets		Attn: Ms. Linda Honda
Telephone:	(312) 444-4569	Telephone:	(312) 444-3532
Facsimile:	(312) 630-6062	Facsimile:	(312) 630-1566
Email: prm2@ntrs.com
The Royal Bank of Scotland Plc		The Royal Bank of Scotland Plc
101 Park Avenue, 12th Floor		101 Park Avenue
New York, NY 10178		New York, NY 10178
Attn: Michaela Galluzzo		Attn: Juanita Baird
Telephone:	(212) 401-3549	Telephone:	(212) 401-3871
Facsimile:	(212) 401-3456	Facsimile:	(212) 401-1336
Email: mica.galluzzo@rbos.com		Email: christine.xu@rbos.com
Standard Chartered Bank		Standard Chartered Bank
7 World Trade Center		7 World Trade Center
New York, NY 10048		New York, NY 10048
Attn: David B. Edwards		Attn: Victoria Faltine
Vice President		Assistant Vice President
Telephone:	(212) 667-0178	Telephone:	(212) 667-0659
Facsimile:	(212) 667-0225	Facsimile:	(212) 667-0568
E-mail: david.b.edwards@us.standardchartered.com		E-mail: victoria.faltine@us.standardchartered.com

Schedule V

Credit Contact		Administrative Contact
Sumitomo Mitsui Banking Corp., New York		Sumitomo Mitsui Banking Corp., New York
277 Park Avenue		277 Park Avenue
New York, NY 10172		New York, NY 10172
Attn: Jack Rosa		Attn: Yvette Browne
Telephone:	(212) 224-4151	Telephone:	(212) 224-4306
Facsimile:	(212) 224-4384	Facsimile:	(212) 224-5197
Email: Jack_Rosa@smbcgroup.com		Email: Yvette_Browne@smbcgroup.com
UBS Securities LLC		UBS Loan Finance LLC
677 Washington Blvd.		677 Washington Blvd.
Stamford, CT 06901		Stamford, CT 06901
Attn: Christopher Lally		Attn: Letica Fox-Thomas
Telephone:	(203) 719-4462	Telephone:	(203) 719-8162
Facsimile:	(203) 719-3888	Facsimile:	(203) 719-3888
Email: christopher.lally@ubs.com		Email: Letica.Fox-Thomas@ubs.com
UniCredito Italiano S.p.A.		UniCredito Italiano S.p.A.
430 Park Avenue, 9th Floor		430 Park Avenue, 9th Floor
New York, NY 10022		New York, NY 10022
Attn: Saiyed Abbas		Attn: Dan Tausek
Telephone:	(212) 546-9623	Telephone:	(212) 546-9614
Facsimile:	(212) 826-8623	Facsimile:	(212) 826-8623
U.S. Bank, National Association		U.S. Bank, National Association
209 S. LaSalle Street, 3rd Floor		400 City Center, OS-WI-CCCL
Chicago, IL 60604		Oshkosh, WI 54901
Attn: Barry Litwin		Attn: Connie Sweeney
Telephone:	(312) 325-88	Telephone:	(920) 237-7604
Facsimile:	(312) 325-88	Facsimile:	(920) 237-7993
Email: barry.litwin@usbank.com		Email: connie.sweeney@usbank.com
Westpac Banking Corporation		Westpac Banking Corporation
575 Fifth Avenue, 39th Floor		68-80 George St. Level 2
New York, NY 10017		Paramatta, NSW 2150, Australia
Attn: Bradley Scammell		Attn: GMO Nightshift Operations
Telephone:	(212) 551-1915	Telephone:	011-612-9806-4022
Facsimile:	(212) 551-2769	Facsimile:	011-44-207-621-7608
Email: bscammell@Westpac.com.au		Email: peterhooper@Westpac.com.au

Schedule V